Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

Oasis Petroleum North America LLC

as Buyer,

RoDa Drilling, LP, a Delaware limited partnership, and Zeneco, Inc., an Oklahoma corporation, as Seller,

and

Zenergy, Inc., an Oklahoma corporation,

as Operator

Dated September 4, 2013

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(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A-1	Oil, Gas, Mineral Leases
Exhibit A-2	Wells
Exhibit A-3	Rights-of-Way, Easements, Surface Use Agreements
Exhibit A-4	Third Party Approvals, Consents and Waivers
Exhibit A-5	Special Warranty Deed
Exhibit A-6	Operator’s Personal Property
Exhibit A-7	Real Property, Surface Use Agreements, Right-of-Way Agreements, Easements, Contracts, Permits and Agreements beneficially held by Operator for Seller
Exhibit A-8	Wells on which Payout has Occurred
Exhibit A-9	Area Map
Exhibit B	Agreements, Contracts, Servitudes, Surface Leases, Permits, Licenses, Instruments
Exhibit C	Allocated Values
Exhibit D-1	Assignment, Bill of Sale and Conveyance of Assets by Seller
Exhibit D-2	Assignment, Bill of Sale and Conveyance of Assets by Operator
Exhibit E	Transition Services Agreement
Exhibit F	Records/Information Available for Pickup
Exhibit G	Equipment
Exhibit H	Operator Acknowledgement
Exhibit I	Mescalero Acknowledgement
Exhibit J	Joint Operating Agreement
Exhibit K	Mescalero Amendment
Exhibit L	Overriding Royalty Interests
Exhibit M	Excluded Mineral Interests

DISCLOSURE SCHEDULE:

2.1	Seller’s Accounts with Apportionment Instructions
3.7	Liens
3.8	Unpaid and/or Delinquent Taxes
3.9	Existing Claims
3.11	Compliance with Laws
3.12	Defaults to Material Agreements
3.13	Assets Subject to Marketing Contracts
3.14	Abandoned Wells
3.15	Imbalances
3.17	Leases
3.18	Force-Pooled Interests and Non-Consents
3.19	Cost Recovery or Payout Balances
3.21	Environmental Compliance
3.25	Capital Projects
3.26	Audits
3.27	Non-Consent Operations
4.8	Taxes
6.1	Advance Payments for Infrastructure

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated September 4, 2013, is by and among Oasis Petroleum North America LLC, a Delaware limited liability company (“Buyer”), RoDa Drilling, LP, a Delaware limited partnership (“RoDa”), Zeneco, Inc., an Oklahoma corporation (“Zeneco” and, together with RoDa, “Seller”), and Zenergy, Inc., an Oklahoma corporation (“Operator”). Each of Buyer, Seller and Operator may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller has acquired and holds record title to certain oil and gas leases covering lands in Williams and McKenzie Counties, North Dakota, and Richland County, Montana, and related properties identified in Section 1.2 (collectively, the “Assets”), which Assets are integrally related to RoDa’s operations;

WHEREAS, Operator has drilled and completed several wells on lands located in Williams and McKenzie Counties, North Dakota;

WHEREAS, Operator is selling certain personal and real property identified in Section 1.4 (the “Operator’s Assets”); and

WHEREAS, (a) Seller desires to sell the Assets (which sale will constitute an extraordinary disposition of RoDa’s operational assets) and Buyer desires to purchase the Assets; and (b) Operator desires to sell the Operator’s Assets and Buyer desires to purchase the Operator’s Assets, in each case pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale.

Subject to the reservations and exceptions and the other terms and conditions herein set forth, Seller and Operator agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller and Operator at Closing, but effective as of the Effective Time, all of the Assets and the Operator’s Assets, respectively.

1.2 Assets.

The Assets mean and are all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, except the Excluded Assets:

a. (i) the oil and gas leases, oil, gas and mineral leases, mineral fee interests, royalty interests, overriding royalty interests, reversionary rights, net profits interests and other interests described in Exhibit A-1; and (ii) any other oil and gas leases, oil, gas and mineral leases, mineral fee interests, royalty interests, overriding royalty interests, reversionary rights, net profits interests and other interests, options, extensions and amendments to oil, gas and mineral leases covering lands in Williams and McKenzie Counties, North Dakota, and Richland County, Montana, including those acquired by Seller for which Seller has paid or has not paid, but which have not yet been assigned to Seller, except as expressly reserved by Seller herein (all the foregoing described in clauses (i) and (ii) are herein referred to as the “Leases”), together with, each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (such lands covered by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”);

b. the unitization, pooling and communitization agreements, declarations and orders covering any of the Lands (the “Units”);

c. the oil, gas, water, injection or disposal wells located on the Leases or the Lands, whether producing, shut-in, or abandoned, including any wells in progress that have been spudded, if any, including the wells described in Exhibit A-2 (collectively, the “Wells” and together with the Leases, Lands and Units, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”);

d. (i) the oil, gas and all other hydrocarbons and minerals (including coalbed methane, casinghead gas, condensate, natural gas liquids, ethane, propane, iso-butane, nor-butane, and gasoline) (“Hydrocarbons”) produced from or attributable to the Properties from and after the Effective Time; (ii) all Hydrocarbons in storage tanks as of the Effective Time for which Seller receives an upward adjustment to the Purchase Price pursuant to Sections 2.2a(ii) or 2.2a(iii); and (iii) Hydrocarbons that at the Effective Time are below the fill line of the tank metering outlet or below the load level connection;

e. all gathering lines, pipelines, tanks, separation equipment, buildings, injection facilities, saltwater disposal facilities, pumping units other personal property, fixtures, facilities, machinery and other tangible personal property, SCADA equipment, measurement equipment, and improvements located on or used or obtained for use in connection with or otherwise related to the exploration for or production, gathering, treatment, storing, treating, processing, marketing, sale or disposal of Hydrocarbons or water produced from the Properties, including the equipment described in Exhibit G (collectively, the “Equipment”);

f. all Hydrocarbon sales, purchase, exchange, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, service agreements, exploration agreements, surface leases, surface use agreements (including the rights-of-way, and easements and surface use agreements described on Exhibit A-3, and other surface rights, subsurface use agreements, servitudes, and other contracts, agreements and instruments described in Exhibit B) to the extent such contracts, agreements and rights are (i) binding on the Properties or the Properties are subject thereto and (ii) in force and effect at the Effective Time (collectively, the “Transferred Agreements”); provided, however, that for purposes hereof the term “Transferred Agreements” shall exclude any contracts, agreements or instruments to the extent transfer is (A) restricted by their respective terms or third-party agreement and the necessary consents to transfer are not obtained or (B) subject to payment of a fee or other consideration under any license agreement or other agreement with a person other than an Affiliate of Seller, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable, and provided, further, that the defined term “Transferred Agreements” shall not include (x) the Leases and other instruments constituting any chain of title to the Leases and (y) any master service agreements;

g. all permits and licenses, consents, certificates and other authorizations issued by any Governmental Entity or any other Person to the extent relating to the ownership, operation, use or maintenance of, or production of Hydrocarbons from, the Properties;

h. all files, records and data maintained by Seller and Operator and relating to the interests described in this Section 1.2, including all cores (whole and sidewalls), thin sections prepared from any of the Wells, lease files, land files, well files, drilling reports, files relating to the Transferred Agreements, division order files, abstracts and title opinions and copies of applicable accounting records, and copies of all joint interest billings (“JIBs”), authorities for expenditures and revenue remittance advices, related to the foregoing Assets, and all land and geological data associated with the Properties (collectively, the “Records”); provided, however, that Seller and Operator may retain the originals of such Records as Seller or Operator determines may be required for pending litigation, Taxes or audits for periods for which Seller is responsible pursuant to this Agreement, or accounting which is the responsibility of Seller, and shall instead provide Buyer with copies of such retained Records; and provided, further, that the Records shall not include (i) the general corporate files and records of Seller or Operator insofar as they relate to Seller’s or Operator’s business generally and are not required for the future ownership or operation of the Assets, (ii) all legal records and legal files of Seller or Operator that are work product of and attorney-client communications with any of Seller’s or Operator’s legal counsel (other than title opinions, Leases, easements and contracts, and any such records and files that relate to the Assumed Liabilities), (iii) any record to the extent that: (A) disclosure of such record is restricted by third-party agreement or applicable Law and (B) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such disclosure restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver); provided, that Seller shall disclose to Buyer the general nature of any such records that cannot be disclosed or assigned, unless (x) confidentiality restrictions prohibit disclosure of the general nature of such data, in which case Seller shall so advise Buyer to the extent permitted by such restrictions, or (y) the disclosure of such data would adversely affect attorney-client privilege, (iv) computer software, (v) records relating to the sale of the Assets, including bids received from and records of negotiations with third parties, (vi) any other records to the extent constituting Excluded Assets, (vii) contracts and agreements of no further force and effect as of the Effective Time, (viii) Seller’s or Operator’s reserve studies, estimates and evaluations, and engineering studies and economic studies, and (ix) files and records that Seller or Operator is not required to transfer pursuant to the terms of Section 11.4.

i. all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles accruing or attributable to the Assets with respect to periods of time from and after the Effective Time, or with respect to periods of time prior to the Effective Time to the extent the same relate to Assumed Liabilities or obligations, Claims or liabilities for which Buyer is required to indemnify the Seller Indemnified Parties (the “Buyer Indemnity Obligations”), and (ii) liens and security interests in favor of Seller or its Affiliate, whether choate or inchoate, under any Law or contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as to the operator or non-operator of any the Properties;

j. All rights, claims, causes of action, and interests described in Sections 1.3e, 1.3f, and 1.3j, but only to the extent attributable to, or that by their terms cover any Assumed Liabilities or the Buyer Indemnity Obligations;

k. all rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, on or after the Effective Time, or with respect to periods prior to the Effective Time to the extent relating to Assumed Liabilities or the Buyer Indemnity Obligations; and

l. the oil and gas leases, oil, gas and mineral leases, mineral fee interests, royalty interests, overriding royalty interests, reversionary rights, net profits interests and other interests acquired by or on behalf of Seller after the Effective Time (except as expressly reserved by Seller herein) that cover any part of the lands located within the outer boundaries of the area outlined on Exhibit A-9.

1.3 Excluded and Reserved Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the following (collectively, the “Excluded Assets”):

a. all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables accruing or attributable to all periods before the Effective Time, except (i) those for which there is a related upward adjustment to the Purchase Price pursuant to Section 2.2a, whether owned by Seller or Operator, or (ii) those that relate to any Assumed Liabilities or the Buyer Indemnity Obligations;

b. all production of Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto, except for such Hydrocarbons described in Sections 1.2d(ii) and 1.2d(iii);

c. any refund of, or loss carry forwards with respect to, costs, Taxes (including production, windfall profit, severance, ad valorem or any other Taxes) or expenses borne by Seller or Seller’s predecessors in title attributable to all periods prior to the Effective Time, except to the extent attributable to any Assumed Liabilities or the Buyer Indemnity Obligations;

d. any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Assets, insofar as such proceeds are attributable to any periods prior to the Effective Time, except to the extent attributable to any Assumed Liabilities or the Buyer Indemnity Obligations;

e. the right to exercise any audit rights under operating agreements or other agreements with respect to all periods prior to the Effective Time (and Buyer will cooperate with Seller to facilitate Seller’s exercise of such rights), except to the extent attributable to any Assumed Liabilities or the Buyer Indemnity Obligations;

f. all claims and causes of action of Seller arising from any acts, omissions or events, or damage to or destruction of the Assets occurring prior to the Effective Time, except to the extent attributable to, or that by their terms cover, any Assumed Liabilities or the Buyer Indemnity Obligations;

g. all office furniture, furnishings, computer equipment, computer software and other office equipment located at the offices of Seller, and any other personal property not directly related to one or more of the Assets;

h. any and all files, records and documents relating to Seller’s sale of the Assets, including any research, valuation or pricing information prepared by Seller and/or its advisors or consultants in connection with Seller’s efforts to sell the Assets, and any bids received for such interests and information and correspondence in connection therewith;

i. all rights, titles, claims and interests of Seller to or under any policy or agreement of insurance or any insurance proceeds, except to the extent specifically contemplated by this Agreement;

j. all rights, titles, claims and interests of Seller to or under any agreement of indemnity or indemnity proceeds relating to an event that occurred prior to the Effective Time, except to the extent attributable to, or that by their terms cover, any Assumed Liabilities or the Buyer Indemnity Obligations;

k. all Seller Credit Obligations and bonds posted by Operator;

l. all documents and instruments of Seller that may be protected by an attorney-client privilege or that are work product of Seller’s counsel (other than title opinions, Leases, easements and contracts, and any such records and files to the extent they relate to the Assumed Liabilities);

m. the names “RoDa,” “RoDa Drilling”, “Zeneco”, “Zenergy”, including any variants thereof, and other trademarks, service marks and trade names owned by Seller or its Affiliates;

n. all books and records that relate to Seller’s business generally (other than those directly related to the future ownership and operation of the Assets) and all books, records and files that relate to the Excluded Assets, including all reserve estimates and economic estimates, and including any evaluation materials prepared by or on behalf of Seller in connection with the anticipated disposition of the Assets;

o. all (i) agreements and correspondence between Seller and its representatives and any Affiliates thereof relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions compiled by Seller or its representatives, (iii) bids submitted by other prospective purchasers of the Assets, (iv) analyses by Seller or its representatives of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or its representatives, or any of their respective representatives, and any prospective purchaser other than Buyer, and (vi) correspondence between Seller or its representatives, or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of its representatives or the transactions contemplated in this Agreement;

p. any data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements or proprietary licensing agreements under agreements with any third parties unaffiliated with Seller; provided that Seller shall disclose to Buyer the general nature of any such data that cannot be disclosed or assigned, unless (i) such confidentiality restrictions prohibit disclosure of the general nature of such data, or (ii) the disclosure of such data would adversely affect attorney-client privilege, in which case Seller shall so advise Buyer to the extent permitted by such restrictions; provided further that if requested by Buyer, Seller shall request a waiver so that such confidentiality arrangements or proprietary licensing agreements can be disclosed or assigned to Buyer;

q. the undivided five percent (5%) working interest (proportionately reduced), in and to the oil and gas leases described in the attached Exhibit A-1, upon payout, in and to any well located thereon, on a well by well basis, that have been assigned to Mescalero Minerals, LLC (“Mescalero”) and will be assigned to Mescalero on or prior to Closing less and except wells identified on Exhibit A-8, all as more fully delineated on Exhibit D-1 (the “Excluded After Payout Interests”), which Excluded After Payout Interests are accounted for by the interests shown on Exhibits A-1 and A-2;

r. an overriding royalty interest attributable to the working interest owned and conveyed by Zeneco to Buyer equal to the positive difference, if any, between twenty-two percent of eight-eighths (22% of 8/8ths) and all existing royalties, overriding royalties and other burdens of all oil, gas and other minerals produced, saved and sold from the Leases assigned hereunder by Zeneco, subject to proportionate reduction, and all as more fully delineated in Exhibit D-1 to the extent that such interest and all other existing burdens would not reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2 (the “Excluded Overriding Royalty Interest”);

s. the overriding royalty interests previously reserved by Seller or assigned to Seller in those prior assignments set forth on Exhibit L (the “Prior Excluded Overriding Royalty Interest”) to the extent that such interest and all other existing burdens would not reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2;

t. the mineral interests set forth on Exhibit M (the “Excluded Mineral Interests”) to the extent that such interest and all other existing burdens would not reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2; and

u. any agreement between, on the one hand, any Seller, Operator or any of their respective Affiliates, and on the other hand, any Seller, Operator or any of their respective Affiliates, that have been terminated or are terminated at or prior to Closing.

1.4 Operator’s Assets.

The Operator’s Assets mean all of the Operator’s right, title and interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible in, to and under the following:

a. the real property described in the Special Warranty Deed attached as Exhibit A-5;

b. the personal property described in Exhibit A-6; and

c. the real property, surface use agreements, right-of-way agreements, easements, contracts, permits and agreements beneficially held by Operator for Seller described in Exhibit A-7.

1.5 Effective Time.

The purchase and sale of the Assets and the Operator’s Assets shall be effective as of April 1, 2013, at 7:00 a.m., C.T. (the “Effective Time”).

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price and Deposit.

a. The purchase price for the Assets and the Operator’s Assets shall be One Billion Four Hundred Fifty Million Dollars ($1,450,000,000.00) (the “Purchase Price”). As used herein, the “Closing Payment” shall mean the Purchase Price, as adjusted in the Preliminary Settlement Statement in accordance with Section 2.2, minus (i) the Deposit (which amount shall be used to fund the Indemnity Escrow Fund) and minus (ii) the amount of revenue suspense account funds maintained by Operator, as described in Section 11.5. Simultaneously with the execution of this Agreement, the Parties and Bank of America, N.A. (or such other financial institution that provides escrow services) (the “Deposit Escrow Agent”) will enter into a mutually acceptable escrow agreement (the “Deposit Escrow Agreement”) pursuant to which, to bind the Transaction, and as a condition precedent to the effectiveness of this Agreement, within one (1) Business Day of the execution of the Deposit Escrow Agreement, Buyer shall deposit in an escrow account (“Deposit Escrow Account”) an amount equal to five percent (5%) of the Purchase Price (the “Deposit”). Escrow fees charged by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement shall be paid one-half by Seller and one-half by Buyer. The Deposit, together with all accrued interest thereon, shall be applied toward a reduction of the Closing Payment on the Closing Date, as referenced in this Section 2.1a, or, if Closing does not occur: (A) returned by

Seller to Buyer, or (B) forfeited by Buyer to Seller, each as provided in Article 12. All payments made or to be made under this Agreement to the Deposit Escrow Account shall be made by electronic transfer of immediately available funds.

b. At Closing, the Closing Payment shall be paid by Buyer to Seller and Operator by wire transfer of immediately available funds to the accounts and in the amounts set forth in Section 2.1 of the Disclosure Schedule, to be provided as set forth therein, or as otherwise specified by the Seller.

2.2 Adjustments to Purchase Price.

The Purchase Price shall be adjusted according to this Section 2.2 without duplication. For all adjustments known or capable of reasonable estimation as of the Closing Date, the Purchase Price shall be adjusted at Closing pursuant to the Preliminary Settlement Statement prepared in accordance with Section 11.1.

For the purposes of this Agreement, the term “Property Expenses” shall mean all operating expenses and capital expenditures to the extent incurred in the ownership and/or operation of the Assets and Operator’s Assets, including all costs of insurance, JIBs, lease rentals (but not prepaid rentals or bonuses), maintenance costs, royalties, Taxes (as apportioned as of the Effective Time pursuant to Article 13) and shut-in payments, drilling expenses, workover expenses, geological, geophysical and any other exploration, operation, production and development expenditures chargeable to the joint account under applicable operating agreements, or absent an applicable operating agreement, consistent with the standards established by the Council of Petroleum Accountant Societies of North America; but excluding Seller’s and Operator’s general and administrative expenses, to the extent not provided for and chargeable to the joint account under the applicable operating agreement. For the purposes of calculating the adjustments to the Purchase Price under Section 2.2 or implementing the terms of Section 3.8, Article 13 or Article 14, ad valorem, property and similar Taxes, right-of-way fees, insurance premiums and Property Expenses (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, or at and after, the Effective Time.

a. Upward Adjustments. The Purchase Price shall be adjusted upward by the following, without duplication:

(i) The amount of all Property Expenses attributable to the ownership or operation of the Assets and the Operator’s Assets from and after the Effective Time and paid by Seller or Operator prior to Closing, but not for any bonuses, title costs, brokerage costs and other payments or costs incurred in connection with the acquisition of any Properties after the Effective Time;

(ii) To the extent not otherwise accounted for hereunder, the amount equal to all proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets prior to the Effective Time (net of applicable Taxes (including Transfer Taxes from the sale of such Hydrocarbons not reimbursed to Buyer by a third party purchaser) and royalties, overriding royalties and other burdens on Seller’s share of production not otherwise accounted for hereunder);

(iii) The amount equal to the value of Seller’s share of all crude oil in storage tanks, measured at the fill line of the tank metering outlet, on the day immediately preceding the Effective Time, to be calculated as the product of (A) the volume of such crude oil in each storage tank (attributable to the Seller’s net revenue interest) as of the Effective Time as shown by the gauge report at the Effective Time (provided that the gauge report shall be adjusted for a mutually agreed upon amount of basic sediments and water; and provided further that if no gauge report exists, such volumes shall be determined by reference to reasonable interpolative procedures, including reference to applicable run tickets), multiplied by (B) the applicable purchase price at the time of sale thereof, less applicable Taxes and other adjustments for other matters that are made by the purchasers of such production consistent with past practices; provided, however, that the adjustment contemplated by this subsection (iii) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to crude oil in the storage tanks that was produced from or credited to the Assets prior to the Effective Time;

(iv) With respect to net Imbalances, if the Assets are, as of the Effective Time, in the aggregate, underproduced, the Purchase Price shall be adjusted upward by the volume of such net underproduction, multiplied by the relevant commodity price in effect for the applicable Hydrocarbon on the Effective Time under the applicable commodity sales contract under which Seller is selling such production as of the Effective Time;

(v) The amount equal to the sum of all Title Benefit Amounts, if any, pursuant to Section 9.3b; and

(vi) Any advance payments for infrastructure pursuant to the agreement referenced on Section 6.1 of the Disclosure Schedule and any other amount agreed upon in writing by the Parties.

b. Downward Adjustments. The Purchase Price shall be adjusted downward by the following, without duplication:

(i) The amount equal to all proceeds received by Seller or Operator from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time (net of applicable Taxes (including Transfer Taxes from the sale of such Hydrocarbons not reimbursed to Seller by a third party purchaser) and royalties, overriding royalties (other than overriding royalties that are conveyed as part of the Assets) and other burdens on Buyer’s share of production not otherwise accounted for hereunder);

(ii) The amount of all Property Expenses attributable to the ownership or operation of the Assets or the Operator’s Assets prior to the Effective Time and paid (or to be paid) by Buyer;

(iii) The amount of Seller’s share of lease bonuses, extension payments, brokerage costs and prepaid rentals with respect to the Assets, attributable to any periods prior to the Effective Time and paid by Buyer, for which Seller has not reimbursed Buyer;

(iv) With respect to net Imbalances, if the Assets are, as of the Effective Time, in the aggregate, overproduced, the Purchase Price shall be adjusted downward by the volume of such net overproduction, multiplied by the relevant commodity price in effect for the applicable Hydrocarbon on the Effective Time under the applicable commodity sales contract under which Seller is selling such production as of the Effective Time;

(v) Without duplication of any other amounts set forth in this Section 2.2b, the amount of all Taxes (other than income and franchise taxes), if any, apportioned to Seller in accordance with Article 13 that are actually paid by Buyer;

(vi) The amount equal to the sum of all Title Defect Amounts, if any, pursuant to Section 9.2d;

(vii) The amount equal to any Casualty Loss under Section 9.6b;

(viii) The amount equal to the sum of the Allocated Values of the Preferential Right Properties and the Required Consent Leases retained by Seller or Operator pursuant to Sections 6.4 and 6.5;

(ix) The amount equal to the sum of the Allocated Values of the Assets retained by Seller pursuant to Section 6.2; and

(x) Any other amount agreed upon in writing by the Parties.

2.3 Allocated Values.

The Parties agree to allocate the Purchase Price among the Assets and the Operator’s Assets as set forth on Exhibit C. The value allocated to an Asset or an Operator’s Asset in Exhibit C with respect to such Asset or the Operator’s Asset is herein referred to as its “Allocated Value”.

ARTICLE 3

SELLER’S REPRESENTATIONS AND WARRANTIES

Except as disclosed in the corresponding section of the disclosure schedule (or, except in the case of Sections 3.17 and 3.21 of the Disclosure Schedule and representations qualified by Exhibits A-2, A-3, A-4 or B, another section of the disclosure schedule, as long as it is reasonably apparent that such other section is responsive to such section of this Article 3) dated as of the date hereof and delivered in connection herewith (the “Disclosure Schedule”), each

Seller, with respect to (i) the representations and warranties in Sections 3.1 - 3.7, 3.10 and 3.24 only as to itself (and not jointly) and (ii) the representations and warranties in Sections 3.8 - 3.29 (other than Section 3.10 and 3.24), jointly and not severally, makes the following representations and warranties to Buyer as of the date of this Agreement:

3.1 Existence.

Seller (a) is duly organized, validly existing and in good standing under the laws of its respective State of organization or formation and (b) is duly qualified to do business in the States where it owns the Assets.

3.2 Power and Authority.

Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by such Seller at Closing, and to perform its obligations under this Agreement and under such documents. Subject to receipt of consents and approvals referenced in Exhibit A-4 or as excepted in Section 3.20, and to the termination provided for in Section 6.3, the execution and delivery by Seller of this Agreement and the consummation of the Transactions and the execution and delivery of each of the documents contemplated to be executed by such Seller at Closing will not (a) violate, nor be in conflict with any provision of any of such Seller’s organizational or governing documents, (b) conflict with, violate, result in a default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which any Seller is a party or is bound, or to which the Assets are subject that would have a material adverse impact on the Assets, or (c) violate any Law applicable to such Seller or the Assets.

3.3 Authorization.

The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated Transactions have been duly and validly authorized by all requisite corporate or other company action on the part of such Seller.

3.4 Execution and Delivery.

This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by such Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors and (b) general principles of equity.

3.5 Foreign Person.

Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

3.6 Liability for Brokers’ Fees.

Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to any of the Transactions for which Buyer or any of its Affiliates shall have any responsibility whatsoever.

3.7 No Liens.

Subject to receipt of third-party approvals and consents and waivers of preferential purchase rights, which are listed in Exhibit A-4 and except as set forth on Section 3.7 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by such Seller (and any agreement executed by Seller pursuant hereto) does not, and the fulfillment of and compliance with the terms and conditions hereof by such Seller, will not, create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing under any agreement or instrument to which such Seller is a party, and by which, any of the Assets are bound.

3.8 Taxes.

Except as set forth in Section 3.8 of the Disclosure Schedule, (a) all material Taxes attributable to Seller’s ownership or operation of the Assets have been paid when due, (b) there are no liens on any of the Assets that arose in connection with any failure (or alleged failure) of Seller to pay any Tax, (c) there are no claims pending or, to Seller’s knowledge, threatened by any Governmental Entity against Seller in connection with any Taxes that would adversely affect the Assets after Closing, (d) there are no Tax audits currently pending against Seller that would adversely affect the Assets after Closing, and (e) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax payable by Seller pending that would adversely affect the Assets after Closing.

3.9 Litigation.

Except as set forth in Section 3.9 of the Disclosure Schedule, there is no action, suit or proceeding, or, to Seller’s knowledge, claim or investigation, pending, or, to Seller’s knowledge, threatened against Seller or to which any of the Assets are subject, in any court or by or before any Governmental Entity or arbitration or mediation. No condemnation or eminent domain proceedings are pending, or, to Seller’s knowledge, threatened by any Governmental Entity affecting any of the Assets.

3.10 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the knowledge of Seller, threatened against Seller (whether by Seller, Operator or a third party).

3.11 Compliance with Laws.

Except as disclosed in Section 3.11 of the Disclosure Schedule, (i) Seller’s ownership and the operation of the Assets, as applicable, is in compliance in all material respects with all applicable Laws (excluding Environmental Laws, which are addressed solely in Section 3.21), (ii) all necessary material permits, licenses, registrations, approvals, consents, certificates and other authorizations issued, granted or given by or under the authority of any Governmental Entity (“Permits”) with respect to the ownership and operation of the Assets have been obtained and maintained in all material respects in full force and effect and no action, claim or proceeding is pending or, to the knowledge of Seller, threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid, (iii) Seller is in compliance in all material respects with all such Permits, (iv) there are no violations of any such material Permit that would (or could with notice or lapse of time) result in the termination of such Permit, and (v) the Transactions will not adversely affect the validity of any such material Permit or cause a cancellation of or otherwise adversely affect such Permit. This Section 3.11 is qualified by Seller’s knowledge to the extent it applies to Assets not operated by Operator.

3.12 Material Agreements; Notice of Defaults.

a. Exhibit A-3 and Exhibit B list all Material Agreements. Except as set forth on Exhibit A-3 and Exhibit B, (x) there are no agreements to which any of the Assets are bound or subject, and (y) Seller is not subject to any agreement relating to its interest in the Assets with any Affiliate of Seller that will not be terminated prior to Closing. All Material Agreements are valid, legal and fully enforceable against Seller (to the extent that Seller is a party thereto or the Assets are expressly subject thereto) and, to Seller’s knowledge, against the parties thereto, according to their terms, except where enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors and (B) general principles of equity.

b. Seller is not in material default or breach under any contractual obligation relating to the Assets (including any Material Agreement). Seller has paid when due all JIBs due and owing under the Material Agreements or other agreements related to the Properties, and, to Seller’s knowledge, except as set forth in Section 3.12 of the Disclosure Schedule, the other parties to such Material Agreements are not in material default or breach thereunder. To Seller’s knowledge, there is no existing event or circumstance which, with notice or lapse of time, would give rise to a material default on the part of Seller or any other party under a Material Agreement. Other than the Specified Material Agreements, Seller has made all Material Agreements, or samples representative of the terms thereof, available to Buyer prior to the date hereof.

3.13 Production Sales Contracts.

Except as set forth in Section 3.13 of the Disclosure Schedule, Seller’s interest in the Assets is not subject to any contract for the sale of Hydrocarbons attributable to periods after the Effective Time other than contracts that can be terminated without penalty or liability on sixty (60) days’ notice.

3.14 Current Plugging Obligations.

a. To Seller’s knowledge, all Wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Entity and are not subject to any penalties or curtailments.

b. Exhibit A-2 lists all of the Wells drilled by Seller or Operator, or, to Seller’s knowledge, a third party included in the Assets, whether producing, non-producing, injection or disposal wells, or wells that are shut in or temporarily or permanently abandoned. Neither Seller nor Operator has received any notices or written demands from Governmental Entities or other third parties to plug any Wells. Except as set forth in Section 3.14 of the Disclosure Schedule, to the knowledge of Seller, no Wells that are part of the Assets are currently required to be plugged and abandoned by Law, regulation or contract, or are subject to an exception to a requirement to plug and abandon issued by a Governmental Entity. To the knowledge of Seller, Section 3.14 of the Disclosure Schedule sets forth all Wells which have been temporarily or permanently abandoned, and all such Wells were abandoned in accordance with applicable Laws and the Material Agreements.

3.15 Payments for Production; Imbalances.

Except as set forth on Section 3.15 of the Disclosure Schedule, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties or similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Assets (“Imbalances”) as of the Effective Time. This Section 3.15 is qualified by Seller’s knowledge to the extent it applies to Properties or Assets not operated by the Operator.

3.16 Royalties.

To Seller’s knowledge, or except as set forth on Section 3.9 of the Disclosure Schedule, all lease rentals, royalties, overriding royalties and similar payments based on production for Seller’s period of ownership from the Assets through the Effective Time have been paid when due, other than funds held in suspense which have not been paid.

3.17 Leases.

Except as set forth in Section 3.17 of the Disclosure Schedule, (a) the Leases have been maintained in all material respects according to their terms, (b) to Seller’s knowledge, no other party to any Lease is in breach or default with respect to any of its material obligations thereunder, and (c) while owned by Seller, there has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller or, to Seller’s knowledge, with respect to any third parties. This Section 3.17 is qualified by Seller’s knowledge to the extent it applies to Leases with respect to Properties not operated by the Operator.

3.18 Non-Consents and Force Pooled Interests.

Section 3.18 of the Disclosure Schedule contains a complete and accurate listing of all force-pooled interests and non-consents pursuant to any applicable operating agreements affecting the Assets.

3.19 Payout Balances.

Section 3.19 of the Disclosure Schedule identifies (a) those Properties that, as of the date hereof, are subject to a reversion or other adjustment at some level of cost recovery or payout, and (b) the status of the “payout” balances set forth in Section 3.19 of the Disclosure Schedule are true and accurate as of the date set forth therein based on invoices and revenues processed as of such date and information available to Seller as of such date.

3.20 Preferential Rights and Consents.

Exhibit A-4 lists all preferential purchase rights and consent to transfer requirements (except for consents and approvals of Governmental Entities that are customarily obtained after Closing insofar as such Governmental Entity is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied) affecting Seller’s interests in the Assets, or which may be applicable to the Transactions.

3.21 Environmental.

Except as set forth in Section 3.21 of the Disclosure Schedule, (a) to Seller’s knowledge, the Wells and all operations conducted by or on behalf of Seller in connection with the Wells are in material compliance with all Environmental Laws and orders or directives of any Governmental Entities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such Environmental Law; (b) neither Seller nor Operator has received any citation, directive, letter or other written communication, or any written notice of any proceeding, claim or lawsuit, from any person or Governmental Entity arising out of the ownership or occupation of any of the Assets, or the conduct of operations thereon, and Seller has no knowledge of any basis therefor; (c) Seller or Operator has obtained and maintained in full force and effect all Permits required by all Environmental Laws or by any Governmental Entity or third party with respect to the ownership and operation of the Assets and the business operations conducted thereon, and is in material compliance with all such Permits; (d) neither Seller nor Operator has entered into, nor have they received written notice from any Governmental Entity that it (or any Asset) is subject to, any agreements, consents, orders, decrees, judgments, licenses or Permit conditions, or other directives from any Governmental Entity that relate to the future use of any Asset and that require any material remediation or other corrective action obligation pursuant to any Environmental Law in the present condition or operation of the Assets; and (e) to Seller’s knowledge, there has been no escape, discharge or disposal of any Hazardous Substance from any of the Assets, other than any escape, discharge or disposal that would not reasonably be expected to result in material Environmental Liabilities. Notwithstanding the foregoing, some production equipment may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, the Parties expressly understand that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, material and equipment located on the Lands or included in the Assets described herein may contain NORM, and that NORM containing material may have been buried or otherwise disposed of on the Lands. The Parties also expressly understand that special procedures may be required for the remediation, removal, transportation and disposal of NORM from the Assets and the Lands where such material may be found, and that Seller does not make, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM on the Lands, except that to Seller’s knowledge, the Assets are in compliance with all NORM regulations and no NORM is buried or stored on any of the Lands, except as may be present in piping, filter socks and equipment currently used by or useful to the Assets or pending disposal or which may be present in any piping and equipment abandoned in place in accordance with Environmental Law.

3.22 Abandoned Equipment.

The Assets do not include buildings, facilities, plants, slabs or other equipment that are abandoned or that are not used, or held for use, in the current operations of the Assets, in each case the removal, disposal, or abandonment of which would result in a material cost or expense, it being acknowledged that plugging and abandonment of wells and well-related equipment is not addressed in this Section 3.22.

3.23 Wells and Equipment.

a. All Wells drilled by Operator have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements. To Seller’s knowledge all other Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements.

b. Seller has (and Buyer, as successor in interest to Seller, will have, if Seller now has) (i) title to the Equipment free and clear of liens, encumbrances, obligations and defects, other than Permitted Encumbrances, or (ii) with respect to rented Equipment, a good and valid leasehold interest in such Equipment.

3.24 Investment Company.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or subject to the provisions of said act.

3.25 Capital Projects.

The material capital projects of Seller related to the Assets that are in progress are set forth in Section 3.25 of the Disclosure Schedule (the “Capital Projects”). As of the date that is three (3) Business Days prior to the date hereof, all other outstanding authorities for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems or for other capital expenditures (“AFEs”) that, in each case, will be binding upon Buyer or the Assets after the Effective Time are also set forth in Section 3.25 of the Disclosure Schedule, other than any AFEs outstanding as of the date hereof that do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate.

3.26 Audits.

Except as provided in Section 3.26 of the Disclosure Schedule, there are no audits currently being conducted by Seller or Operator of the joint account of any Wells or under any operating agreements related to the Assets, nor are there, to Seller’s knowledge, any such audits of Seller or Operator currently underway or planned.

3.27 Non-Consent Operations.

Except as set forth in Section 3.27 of the Disclosure Schedule, as of the date hereof, Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a material penalty or forfeiture as a result of such election not to participate in such operation or activity.

3.28 Sufficiency of Assets.

Other than the Excluded Assets and the matters addressed by the Transition Services Agreement, the Assets and the Operator’s Assets include all the assets and rights currently used or primarily held for use by Seller, Operator or their respective Affiliates in connection with the ownership and use of the Assets, the Operator’s Assets and the production of Hydrocarbons therefrom.

3.29 Specified Material Agreements.

None of the Specified Material Agreements contains any area of mutual interest, non-competition or similar restriction relating to the Assets.

3.30 Representations & Warranties.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, OR IN ANY ASSIGNMENT OR CERTIFICATE TO BE EXECUTED PURSUANT HERETO, ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. SUBJECT TO THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR

OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME “AS IS, WHERE IS”. SUBJECT TO THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, OR BY SELLER’S AGENTS OR REPRESENTATIVES. SUBJECT TO THE FOREGOING, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE 4

OPERATOR’S REPRESENTATIONS AND WARRANTIES

Operator makes the following representations and warranties as of the date of this Agreement:

4.1 Existence.

Operator (i) is duly organized, validly existing and in good standing under the laws of its respective State of organization or formation and (ii) is duly qualified to do business in the States where it owns the Operator’s Assets.

4.2 Power and Authority.

Operator has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Operator at Closing, and to perform its obligations under this Agreement and under such documents. The execution and delivery by Operator of this Agreement and the consummation of the Transactions and the execution and delivery of each of the documents contemplated to be executed by Operator at Closing will not (a) violate, nor be in conflict with any provision of any of Operator’s organizational or governing documents, (b) conflict with, violate, result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which Operator is a party or is bound, or to which the Operator’s Assets are subject that would have a material adverse impact on the Operator’s Assets, or (c) violate any Law applicable to Operator or the Operator’s Assets.

4.3 Authorization.

The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Operator at Closing and the contemplated transaction have been duly and validly authorized by all requisite corporate or other company action on the part of Operator.

4.4 Execution and Delivery.

This Agreement has been duly executed and delivered on behalf of Operator, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Operator shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Operator enforceable in accordance with their terms as to Operator, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

4.5 Foreign Person.

Operator is not a “foreign person” within the meaning of U.S. Code Sections 1445 and 7701 (i.e. Operator is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.6 Liabilities for Brokers’ Fees.

Operator has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

4.7 No Liens.

The execution, delivery and performance of this Agreement (and any agreement executed by Operator pursuant hereto) does not, and the fulfillment of and compliance with the terms and conditions hereof will not, create a lien or encumbrance on Operator’s Assets or trigger an outstanding security interest in Operator’s Assets that will remain in existence after Closing under any agreement or instrument to which Operator is a party, and by which to Operator’s knowledge any of the Assets is bound.

4.8 Taxes.

Except as set forth in Section 4.8 of the Disclosure Schedule, all Taxes attributable to Operator’s ownership of Operator’s Assets have been paid when due. Operator has no knowledge of any delinquency in the payment of Taxes on Operator’s Assets attributable to the period of Operator’s ownership thereof.

4.9 Litigation.

Except as set forth in Section 3.9 of the Disclosure Schedule, there is no action, suit, proceeding, or, to Operator’s knowledge, claim or investigation, pending or threatened against Operator with respect to any of the Assets or to which any of the Assets are subject in any court or by or before any governmental authority or arbitration or mediation. No condemnation or eminent domain proceedings are pending, or, to the Operator’s knowledge, threatened by any governmental authority affecting any of the Assets.

4.10 No Knowledge of Violation.

There are no continuing or uncured material violations on the part of Operator of any laws (excluding Environmental Laws) applicable to Operator’s Assets or of any license or permit which violation or violations would, singly or in the aggregate, adversely affect the ownership, operation or value of Buyer’s interest in any of Operator’s Assets.

4.11 Governmental Licenses.

All necessary governmental permits, licenses, registrations, approvals, consents, certificates and other authorizations required to be obtained by Operator to own and, with respect to that portion of Operator’s Assets, if any, have been obtained and maintained in full force and effect by Operator and no violations exist in respect of such permits, licenses, registrations, approvals, consents, certificates and authorizations.

4.12 Environmental.

Except as set forth in Section 3.21 of the Disclosure Schedule, (i) to Operator’s knowledge, the Operator’s Assets and all operations conducted by Operator on behalf of Seller in connection with the Wells are in substantial compliance with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such applicable Environmental Laws; (ii) Operator has not received any citation, directive, letter or other written communication, or any written notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of Operator’s Assets or any of the Assets or the conduct of operations thereon, and Operator does not have knowledge of any basis therefor; and (iii) Operator, to its knowledge, has obtained and maintained in full force and effect all permits, licenses and approvals required by all Environmental Laws applicable to the Operator’s Assets and the business operations conducted thereon and is in compliance with all such permits, licenses and approvals. Notwithstanding the foregoing, some production equipment may contain asbestos and/or NORM. In this regard Buyer and Operator expressly understand that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, material and equipment located on the Lands or included in the Assets described herein may contain NORM, and that NORM containing material may have been buried or otherwise disposed of on the Lands. Buyer and Operator also expressly understand that special procedures may be required for the remediation, removal, transportation and disposal of NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such NORM, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts, and to Operator’s knowledge, the Operator’s Assets are in compliance with all NORM regulations and no NORM is buried or stored on any of the Lands, except as may be present in piping, filter socks and equipment currently used by or useful to the Assets or pending disposal or which may be present in any piping and equipment abandoned in place in accordance with Environmental Law.

4.13 Investment Company.

Operator is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or subject to the provisions of said act.

4.14 Special Warranty of Title.

Operator warrants title to Operator’s Assets subject to the Permitted Encumbrances, unto Buyer against all Persons claiming or to claim the same or any part thereof by, through or under Operator (with respect to actions or inactions of Operator prior to the Closing Date), but not otherwise, except as represented and warranted in Section 9.1 (the breach of which is addressed under Article 9).

4.15 Preferential Rights and Consents.

There are no preferential purchase rights and consent to transfer requirements (except for consents and approvals of Governmental Entities that are customarily obtained after Closing insofar as such Governmental Entity is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied) affecting Operator’s interests in the Operator’s Assets, or which may be applicable to the Transactions.

4.16 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the knowledge of Operator, threatened against Operator (whether by Seller, Operator or a third party).

4.17 Representations & Warranties.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF OPERATOR CONTAINED IN THIS AGREEMENT (OR IN THE ASSIGNMENT TO BE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND OPERATOR EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. SUBJECT TO THE FOREGOING,

THE OPERATOR’S ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME “AS IS, WHERE IS”. WITHOUT LIMITATION OF THE FOREGOING, OPERATOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE OPERATOR’S ASSETS OR THE ABILITY OR POTENTIAL OF THE OPERATOR’S ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE OPERATOR’S ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER BY OPERATOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST OPERATOR, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE 5

BUYER’S REPRESENTATION AND WARRANTIES

Buyer makes the following representations and warranties to Seller and Operator as of the date of this Agreement:

5.1 Existence.

Buyer is a limited liability company, duly organized, validly existing and formed under the laws of its State of formation, and Buyer is duly qualified and in good standing in the States where the Assets and Operator’s Assets are located.

5.2 Power and Authority.

Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing and to perform its obligations under this Agreement and under such documents. The consummation of the Transactions and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with: (a) any provision of Buyer’s organization or governing documents, (b) any agreement or instrument to which Buyer is a party or is bound by, or (c) any Law applicable to Buyer.

5.3 Authorization.

The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated Transactions have been duly and validly authorized by all requisite action on the part of Buyer.

5.4 Execution and Delivery.

This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors and (b) general principles of equity.

5.5 Liability for Brokers’ Fees.

Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to any of the Transactions for which Seller, Operator or any of their respective Affiliates shall have any responsibility whatsoever.

5.6 Litigation.

There is no action, suit or proceeding or, to Buyer’s knowledge, claim or investigation by any person or Governmental Entity pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Entity that impedes or is likely to impede Buyer’s ability to consummate the Transactions and to assume the liabilities to be assumed by Buyer under this Agreement.

5.7 Independent Evaluation.

Buyer is knowledgeable about the oil and gas business, has retained, and taken advice concerning the Assets and the Operator’s Assets and transactions herein from, advisors and consultants which are knowledgeable about the oil and gas business, and is aware of its risks. Buyer acknowledges and affirms that (a) in making the decision to enter into this Agreement, it has completed and relied solely upon (i) its own independent investigation, verification, analysis and evaluation of, and judgment with respect to, the business, economic, legal and tax or other consequences of the Transactions, including its own estimate and appraisal of the Assets and the Operator’s Assets and the extent and value of the petroleum, natural gas and other reserves attributable thereto and prices that may be received for Hydrocarbons produced therefrom and (ii) the representations and warranties and terms and conditions contained in the Transaction Documents, (b) except for the express representations, warranties, covenants and remedies provided in the Transaction Documents, Buyer is acquiring the Assets and the Operator’s Assets on an as-is, where-is basis with all faults, (c) except for the express representations and warranties provided in the Transaction Documents, neither Seller nor any other Seller Indemnified Party nor Operator has made any representations, express or implied, written or oral, regarding the Assets or the Operator’s Assets, or the accuracy or completeness of the materials made available to Buyer and its authorized representatives with respect to the Assets and the Operator’s Assets and (d) except for the express representations, warranties and covenants provided in the Transaction Documents, Buyer has not relied upon any other representations, warranties, covenants or statements of Seller or Operator in entering into this Agreement; provided, however, that nothing herein shall constitute a waiver of rights of Buyer for fraud or intentional misrepresentation.

5.8 Securities Laws.

Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and the Operator’s Assets and has so evaluated the merits and risks of such acquisition. Buyer is able to bear the economic risk of its acquisition of the Assets and the Operator’s Assets and, at the present time, is able to afford a complete loss of such investment. The Assets and the Operator’s Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets or the Operator’s Assets in violation of any securities registration or qualification requirements of any securities laws.

5.9 Qualification.

Buyer is and, for so long as it owns the Assets and Operator’s Assets, will continue to be qualified to own and operate the Assets and the Operator’s Assets, including the Federal, State and fee Leases, including meeting all bonding requirements. Completing the transactions set out in this Agreement will not cause Buyer to be disqualified to own the Assets and the Operator’s Assets or to exceed any acreage limitation imposed by Law with respect to Buyer’s ownership of the Assets and the Operator’s Assets.

5.10 Financial Resources.

Buyer has, and will at Closing have, the financial resources and capacity available to fund Buyer’s payment obligations with respect to the consummation of the Transactions and to satisfy all other costs and expenses arising in connection herewith. Buyer is a party to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated April 5, 2013 pursuant to which Buyer will have rights (without conditions other than customary administrative procedures), within two (2) Business Days of the date hereof, to draw funds, which when added to other available funds of Buyer, are sufficient to pay the Purchase Price as adjusted pursuant to the terms hereof.

ARTICLE 6

COVENANTS OF SELLER AND OPERATOR

6.1 Conduct of Business.

Seller and Operator, as applicable, covenant and agree with Buyer that from the date hereof to the earliest to occur of the Closing Date and the termination of this Agreement in accordance with the provisions of Article 12, except (i) as provided herein, (ii) as required by any lease, contract or Law affecting the Assets or the Operator’s Assets, (iii) as otherwise provided in Section 6.1 of the Disclosure Schedule, or (iv) as otherwise consented to in writing by Buyer, Seller and Operator shall:

a. not enter into any new agreements or commitments with respect to the Assets or the Operator’s Assets, not make any single expenditure in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00), not abandon any Well nor release or abandon all or any material portion of any of the other Assets or any of the Operator’s Assets, not modify or terminate any of the Material Agreements (or any other agreements the modification of which would make them Material Agreements) and not encumber, sell or otherwise dispose of any of the Assets or any of the Operator’s Assets other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets and the Operator’s Assets;

b. take or cause to be taken all such actions as may be necessary or advisable to make effective the sale of the Assets and the Operator’s Assets, to consummate the Transactions and to use reasonable efforts to assure that as of the Closing Date it will not be under any material organizational, legal or contractual restriction that would prohibit or materially delay the timely consummation of the Transactions;

c. administer and operate the Assets and the Operator’s Assets in the ordinary course consistent with Seller’s and Operator’s past practice, using commercially reasonable efforts to preserve its present business operations relating to the Assets and the Operator’s Assets;

d. as a condition precedent to Buyer’s obligation to close, Operator shall resign as operator of all of the Assets to the extent that Operator serves as operator, effective as of the Closing Date, unless Buyer and Operator agree otherwise, and Seller and Operator shall vote for Buyer, or its designee, to serve as the subsequent operator of such Assets;

e. not enter into any farm-out, farm-in or other similar contract affecting the Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices;

f. not waive, release, assign, settle or compromise any claim, action or proceeding involving claims with a value in excess of one hundred thousand dollars ($100,000) relating to the Assets or the Operator’s Assets;

g. not enter, or agree to enter, into any agreement that, if in existence as of the date hereof, would be a Material Agreement, other than the execution or extension of any agreement for sale or exchange of oil, gas or other Hydrocarbons terminable on a 90-day or shorter notice without penalty or liability;

h. not enter, or agree to enter, into any agreement with or among, on the one hand, any Seller, Operator or any of their respective Affiliates, and on the other hand, any Seller, Operator or any of their respective Affiliates;

i. not agree to materially increase the compensation or benefits of the Employees; and

j. use commercially reasonable efforts to maintain Seller’s and Operator’s insurance coverage now in force with respect to the Assets or the Operator’s Assets.

Notwithstanding the foregoing, any Seller that is not the operator of the Assets shall be required to take only such actions as may be permitted under the applicable joint operating agreement; provided, that Seller shall participate in any vote or consent in conformity with this Section 6.1.

6.2 Access.

a. From the date hereof to the Closing Date (or earlier termination of this Agreement pursuant to Article 12), subject to the provisions of this Section 6.2 and the obtaining of any required consents, including consents of third-party operators of the Assets and the Operator’s Assets (which consents Seller and Operator shall use commercially reasonable efforts to obtain) Seller and Operator shall:

(i) provide Buyer and its representatives with access to the Assets and the Operator’s Assets to conduct a “Phase 1” environmental review (which review shall not include sampling, boring, drilling or other invasive investigation activities without Seller’s prior written consent);

(ii) provide Buyer and its representatives with access to the Assets and the Operator’s Assets to conduct visual inspections, record reviews and interviews relating to the Assets and the Operator’s Assets, including their condition and compliance with Environmental Laws; and

(iii) within one (1) Business Day of the date hereof, provide Buyer and its representatives access to all information in its possession relating to the Assets and the Operator’s Assets, including (if any) the Specified Material Agreements, title opinions, abstracts of title, land records, accounting records, production records, operating expense records, engineering, geological and geophysical data, development plans and permits, and any other information of whatsoever kind relating to the ownership, operation, and production of the Assets and Operator’s Assets (in all cases other than (A) personnel records for individuals (other than with respect to the Employees), (B) the Excluded Assets, (C) information subject to unaffiliated third party contractual restrictions on disclosure or transfer, and (D) information subject to attorney-client privilege between Seller or Operator and their Affiliates, on the one hand, and its or their legal counsel, on the other hand), for the purpose of conducting an investigation of the Assets and the Operator’s Assets.

b. (i) In the event that Buyer’s “Phase I” environmental review of any Asset or Operator’s Asset identifies actual or potential “recognized environmental conditions” with respect to such asset, then Buyer may request (any such request, a “Phase II Request”) in writing Seller’s permission to conduct additional “Phase II” environmental property assessments to further assess such conditions. Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” identified and (ii) the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Seller may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed).

(ii) Buyer will promptly provide a copy of any final environmental report prepared by any third environmental consultant pursuant to Section 6.2 to Seller. Seller shall not be deemed by its receipt of said documents or otherwise as a result of Buyer’s environmental assessment process to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or Operator’s Assets or to the accuracy of said documents or the information contained therein, it being understood that Seller’s only representations or warranties with respect to environmental matters shall be those set forth in Section 3.21. Buyer agrees to, and to cause its Affiliates and representatives to, keep the results of all environmental assessments conducted by Buyer or its representatives on the Assets and Operator’s Assets confidential, and not disclose such results to any third Person, other than as required by applicable Law.

(iii) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller, Operator, or their Affiliates, (A) repair all damage done to the Assets or Operator’s Assets in connection with Buyer’s due diligence in a manner that restores the Assets and Operator’s Assets to the approximate same or better condition existing prior to commencement of Buyer’s due diligence and (B) remove all equipment, tools or other property brought onto the Assets or Operator’s Assets in connection with Buyer’s due diligence. Any damage to the Assets or Operator’s Assets resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(iv) If Seller does not provide its consent to any Phase II Request delivered in accordance with the terms hereof before the ten (10) Business Days prior to the Title Claim Date (or within two (2) Business Days if such Phase II Request is delivered before the ten (10) Business Days prior to the Title Claim Date), Buyer may elect to exclude the affected Asset or Operator’s Asset to be conveyed at Closing, and such Asset or the Operator’s Asset (or portion thereof affected) and all Assets and Operator’s Assets related thereto shall become Excluded Assets. At Closing, the Allocated Value of all assets excluded pursuant to this Section 6.2b shall be accounted for as a downward adjustment to the Purchase Price pursuant to Section 2.2b.

c. All information described in Section 6.2a(iii) shall be open to inspection and photocopying at Seller’s and/or Operator’s offices (as applicable) from the date hereof until the Closing Date (or earlier termination of this Agreement pursuant to Article 12); provided that during such period Buyer agrees to keep such information confidential in accordance with the Confidentiality Agreement.

d. All access, reviews, assessments or investigations described in Sections 6.2a and b shall be at Buyer’s sole risk and expense, and Buyer shall conduct such access, reviews, assessments or investigations during Seller’s and Operator’s normal business hours and upon reasonable notice to Seller or Operator, as applicable, and in a manner that minimizes interference with the operation of the business of Seller and Operator.

e. Buyer shall, and shall cause all of its representatives to, abide by Seller’s, Operator’s and any third-party operator’s, as applicable, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets or the Operator’s Assets, including any environmental or other inspection or assessment of the Assets or the Operator’s Assets. Buyer hereby releases, indemnifies, defends and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any of Buyer’s representatives with respect to the Assets or the Operator’s Assets, including entry by Buyer or any of Buyer’s representatives into the offices of Seller, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY THIRD-PARTY OPERATOR OR ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH THIRD PARTY OPERATOR OR SELLER INDEMNIFIED PARTY.

6.3 Release of Liens.

Subject to Section 7.3, concurrent with the Closing, except for Permitted Encumbrances, Seller and Operator shall cause all liens, mortgages and security interest (if any) encumbering any of the Assets and the Operator’s Assets and securing any debt facilities maintained by or other obligations for borrowed money of Seller, Operator or any of their respective Affiliates to be terminated.

6.4 Consents.

a. Seller and Operator shall use commercially reasonable efforts to procure the consents set forth on Exhibit A-4 and all other required third party consents to the assignment of the Assets to Buyer (other than such consents as are customarily obtained post-Closing), and Buyer shall reasonably cooperate with Seller and Operator in seeking to obtain such consents, but, in each case, without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent. If the Parties are not able to effect the assignment of any of the Assets at Closing due to the lack of a required material consent to transfer the same, then, except as otherwise provided herein, such Assets shall not be deemed assigned at Closing. As to any Transferred Agreement (subject to Sections 6.4b and 6.4c), until any such consent is obtained, to the extent permissible under Law and under the terms of such Transferred Agreement, Seller and Operator shall use commercially reasonable efforts post-Closing (i) to continue to perform the liabilities and obligations under or with regard to such Transferred Agreement, (ii) hold such Transferred Agreement in trust for the benefit of Buyer and shall promptly forward to Buyer any monies or other benefits received that are attributable to such Transferred Agreement, and (iii) endeavor to mutually agree with Buyer to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such non-assigned Transferred Agreement had been assigned. If the foregoing arrangements are not permissible under Law or under the terms of the Transferred Agreement, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the non-assigned Transferred Agreement so as to provide the Parties with the same economic results as would otherwise have resulted.

b. If the assignment of a Lease or Transferred Agreement is subject to a consent requirement and (i) the Lease or Transferred Agreement does not contain language to the effect that the lessor or counterparty thereto (as applicable) will have the right to terminate the Lease or Transferred Agreement if an assignment is made without the consent requirement being satisfied, and (ii) the failure to obtain such consent would not cause the assignment to Buyer to be void or result in a material liability to Buyer, then such Lease or Transferred Agreement, as applicable, shall be assigned to Buyer at Closing and following the Closing, Seller, Operator and Buyer shall continue the use of commercially reasonable efforts to obtain the required consent and Buyer shall have no Claim against, and Seller and Operator shall have no liability for, the failure to obtain any such consent.

c. If the assignment of a Lease or Transferred Agreement is subject to a consent requirement and (i) the Lease or Transferred Agreement contains language to the effect that the lessor or counterparty thereto (as applicable) will have the right to terminate the Lease or Transferred Agreement if an assignment is made without the consent requirement being satisfied (but excluding any such of the foregoing that provide that consent may not be unreasonably withheld unless the lessor or counterparty refused to grant consent), (ii) the Lease or Transferred Agreement contains language to the effect that failure to obtain such consent will result in a material liability to Buyer, or (iii) the failure to obtain such consent would cause the assignment to Buyer to be void, and the required consent is not obtained by Closing (in such case in clauses (i) through (iii) above, a “Required Consent Lease”), then such Required Consent Lease shall be excluded from the Assets or the Operator’s Assets (as the case may be) to be assigned and sold to Buyer hereunder and the Purchase Price shall be reduced by the Allocated Value of the excluded Required Consent Lease. Following Closing, Seller and Operator shall continue to use commercially reasonable efforts to procure such consent within 180 days following Closing, with Buyer lending reasonable assistance. If at the end of such 180-day period the required consent has not been obtained, then the Parties shall discuss in good faith what further mutually agreeable actions (if any) will be taken with respect to such Required Consent Lease. If during such 180 day period the required consent is obtained, then Seller shall notify Buyer and Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, the Required Consent Lease under the terms of this Agreement for a price equal to the Allocated Value of such Required Consent Lease. To the extent such Required Consent Lease has not been included in determining the adjustments to be made pursuant to Section 2.2 (excluding Section 2.2b(viii), then the adjustments that are specific to such Required Consent Lease shall be calculated and contemporaneous with the payment of such Allocated Value, there shall be applied as a deduction to such Allocated Value (if the sum of the downward adjustments exceeds the sum of the upward adjustments) the net amount resulting from such adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward adjustments exceeds the sum of the downward adjustments) the net amount resulting from such adjustments.

d. Seller and Operator shall use commercially reasonable efforts to obtain or otherwise cure any Chain of Title Consents identified by Buyer and Buyer shall reasonably cooperate with Seller and Operator in seeking to obtain such consents, but, in each case, without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent.

e. Notwithstanding anything to the contrary, the failure to (i) obtain any consent for the assignment of a Required Consent Lease or (ii) obtain or otherwise cure any Chain of Title Consents, shall not constitute a Title Defect.

6.5 Preferential Purchase Rights.

a. With respect to each preferential purchase right or similar right set forth on Exhibit A-4 or which otherwise affects any Asset or any Operator’s Asset (“Preferential Right”), Seller shall send, within seven (7) Business Days following the date of this Agreement, to the holder of each such right a written notice in material compliance with the contractual provisions applicable to such right.

b. If, prior to Closing, any holder of such right notifies Seller that it intends to consummate the purchase of any part of the Assets or the Operator’s Assets to which its right applies (in such case, a “Preferential Right Property”), that Preferential Right Property shall be excluded from the Transactions, and the Purchase Price shall be reduced by the Allocated Value of such excluded Preferential Right Property. Seller shall be entitled to all proceeds from the holder of such right who exercises its right to purchase a Preferential Right Property prior to Closing. If the holder of such Preferential Right thereafter fails to consummate the purchase of the Preferential Right Property covered by such Preferential Right on or before one hundred and fifty (150) days following the Closing Date and such Preferential Right is waived in writing or such Preferential Right has otherwise expired, then Seller shall notify Buyer and Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, the Preferential Right Property under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property.

c. If, by Closing, a Preferential Right burdening any Preferential Right Property has not been exercised, the time for exercising such Preferential Right has not expired and such Preferential Right has not been waived, then that Preferential Right Property (the “Transferred Preferential Right Property”) shall be included in the Assets or the Operator’s Assets (as the case may be) to be assigned and sold to Buyer, the Purchase Price shall not be reduced in respect of such Transferred Preferential Right Property, such Preferential Right shall be a Permitted Encumbrance hereunder, and the following procedures shall be applicable. Seller shall promptly notify Buyer if, after Closing, any holder of such Preferential Right notifies Seller that it intends to consummate the purchase of any part of the Transferred Preferential Right Property to which its Preferential Right applies before the time for exercising such Preferential Right has expired. Buyer shall honor all Preferential Rights validly exercised after Closing in respect of any Transferred Preferential Right Property, shall indemnify and hold harmless all Seller Indemnified Parties from and against any and all claims, liabilities, losses, damages, costs and expenses (including court costs, expert fees and reasonable attorney’s fees) in connection therewith, and shall be entitled to all proceeds from the holder of such Preferential Right who exercises its right to purchase a Transferred Preferential Right Property after Closing. All Preferential Right Properties for which applicable Preferential Rights have been waived prior to Closing, or as to which the period to exercise such Preferential Right has expired prior to Closing without such Preferential Right being exercised, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

d. To the extent any Preferential Right Property is purchased by Buyer following Closing pursuant to Section 6.5a and such Preferential Right Property has not been included in determining the adjustments to be made pursuant to Section 2.2 (excluding Section 2.2b(viii)), then the adjustments that are specific to such Preferential Right Property shall be calculated and contemporaneous with the payment of the Allocated Value for such Preferential Right Property there shall be applied as a deduction to such Allocated Value (if the sum of the downward adjustments exceeds the sum of the upward adjustments) the net amount resulting from such adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward adjustments exceeds the sum of the downward adjustments) the net amount resulting from such adjustments.

6.6 Non-Compete.

a. Seller and Operator shall not, directly or indirectly, acquire, (and shall ensure that, except as set forth herein, its Affiliates, and the respective members, partners, employees, officers and directors (each, a “Restricted Person”) do not acquire, directly or indirectly) in any capacity for a period of one (1) year following the Closing Date, any interest in any Restricted Opportunity (whether alone or as a partner, joint venturer, or equity interest holder of, or lender to, any Person or business acquiring such interest) (such interest, a “Restricted Interest”). As used herein, “Restricted Opportunity” means any opportunity for (including an opportunity to finance) the leasing, acquisition, exploration, development, production, gathering or any combination of the foregoing, of oil, gas or other hydrocarbons in any part of the lands highlighted in yellow on Exhibit A-9. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, (i) Excluded Assets and (ii) the direct or indirect ownership of publicly-traded securities shall not, in and of itself, be deemed to constitute a Restricted Interest or Restricted Opportunity.

b. In the event a Restricted Person acquires or commits to acquire (whether directly or indirectly) a Restricted Interest in breach of this Section 6.6, within five (5) Business Days of such acquisition or commitment, Seller and Operator shall cause such Restricted Person to deliver to Buyer all documentation describing and summarizing the interest acquired, including a copy of the instrument or agreement under which such interest was acquired. Buyer shall have thirty (30) days following receipt of such notice to notify Seller and Operator of Buyer’s desire to acquire all or any part of any such Restricted Interest for the price equal to the amount actually paid for such interest; provided, however, that if the acquisition of a Restricted Interest is made as part of a transaction that includes other assets and the value allocated in good faith for such Restricted Interest is less than ten percent (10%) of the total value of such transaction then Buyer shall pay to such Restricted Person the value allocated to such Restricted Interest that Buyer elects to acquire; provided, further, that if there is a dispute as to the value allocated such Restricted Interest the value shall be determined in accordance with the dispute resolution provisions set forth in Section 9.5. If Buyer elects to acquire such Restricted Interest or part thereof, then Seller and Operator shall cause such Restricted Person to execute and deliver to Buyer (or its designee) a valid recordable assignment of all of such Restricted Person’s right, title and interest in and to the acquired interest in the applicable Restricted Interest which Buyer elected to acquire, which assignment shall contain a special warranty of title from and against claims arising by, through or under such Restricted Person, but not otherwise and Buyer shall pay such Restricted Person or Seller the value described above as consideration. Notwithstanding the foregoing, any assignment made by a Restricted Person hereunder shall not limit any other remedies available to Buyer at law or in equity as a result of the breach of this Section 6.6.

c. The Parties agree that the limitations contained in this Section 6.6 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6.6 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

ARTICLE 7

COVENANTS OF BUYER

7.1 Interim Covenants of Buyer.

Buyer covenants and agrees with Seller and Operator that from the date hereof to the Closing Date, except (i) as provided herein, or (ii) as otherwise consented to in writing by Seller, Buyer shall:

a. Take or cause to be taken all such actions as may be necessary or advisable to make effective the purchase of the Assets and the Operator’s Assets, to consummate the Transactions and to use reasonable efforts to assure that as of the Closing Date it will not be under any material organizational, legal or contractual restriction that would prohibit or materially delay the timely consummation of the Transactions.

b. Use reasonable best efforts (i) to keep the Credit Agreement in place and (ii) amend the Credit Agreement, at or prior to the Closing, to increase the lenders’ aggregate commitment thereunder to such amounts as would be necessary to enable Buyer to finance the Purchase Price and consummate the Transactions on a timely basis in accordance with the terms of this Agreement.

c. (i) Promptly notify Seller and Operator upon becoming aware of (A) any termination or threatened termination of the Credit Agreement or (B) any refusal or threatened refusal by the lenders party to the Credit Agreement to increase the lenders’ commitment thereunder in accordance with Section 7.1b(ii), or any other event or circumstance that could adversely impact the ability of Buyer to obtain such increase or keep the Credit Agreement in place; (ii) upon becoming aware of any of the foregoing, use reasonable best efforts to arrange, as promptly as practicable, but in no event later than one day prior to the Closing Date, such financing from alternative financing sources as would enable Buyer to finance the Purchase Price and consummate the Transactions on a timely basis in accordance with the terms of this Agreement; and (iii) keep Seller and Operator informed on a current basis of the status of its efforts to increase the lenders’ aggregate commitment under the Credit Agreement in accordance with Section 7.1b(ii) or, if applicable, arrange such alternative financing.

7.2 Records.

Buyer shall preserve and keep, or cause to be preserved and kept, all Records in respect of the Assets and the Operator’s Assets that relate to periods prior to Closing, or to matters for which Seller or Operator may be required to provide indemnification hereunder, for a period of five (5) years from Closing (or any longer period required by applicable Law, to account for the statute of limitations under North Dakota Law, or until the final resolution of any matters for which Seller or Operator may be required to provide indemnification hereunder) and shall give Seller or Operator, at Seller’s or Operator’s sole cost and expense, reasonable access to such Records, and any relevant properties or personnel, during normal business hours. Buyer shall require any purchaser of the Assets and the Operator’s Assets from Buyer to preserve all such Records until five (5) years from the date of Closing under this Agreement, to make such Records available to Seller or Operator as required hereunder, and during such five (5) year period, to include a comparable provision as this Section 7.2 in any sale of any of the Assets and the Operator’s Assets to a purchaser from Buyer and require that such purchaser further include such comparable provision in any sale of any of the Assets and the Operator’s Assets to any subsequent purchaser.

7.3 Mescalero.

As reflected on Exhibit D-1, Mescalero owns, or will own, a working interest upon payout (the “Excluded After Payout Interests”) as that term is defined in that certain Stipulation and Assignment of After Payout Interest dated April 24, 2013 and filed of record under file number 452206 of the records of the County Recorder of McKenzie County, North Dakota and filed of record under file number 765930 of the records of Williams County, North Dakota (the “Stipulations”), less and except those Wells identified in Exhibit A-8. Buyer agrees to timely provide to Mescalero information regarding payout as set forth in the Stipulations, as amended by a stipulation stating that the Revised Exhibit B to Stipulation and Assignment of After Payout Working Interest attached hereto as Exhibit K amends and restates in its entirety the Exhibit B to Stipulation and Assignment of After Payout Working Interest dated April 24, 2013 attached to such Stipulation and Assignment of After Payout Working Interest (the “Amendment”).

7.4 Credit Support.

a. The Parties understand that none of the bonds, letters of credit, guarantees and insurance, if any, posted or owned by Seller or Operator with any Governmental Entity or third party and relating to the Assets or the Properties (“Seller Credit Obligations”) are to be transferred to Buyer.

b. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Seller Credit Obligations.

c. In the case of Section 7.4b, Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit, guarantees and insurance that Buyer has previously posted as long as such existing bonds, letters of credit, guarantees and insurance are adequate to secure the release of those posted, supported or owned by Seller.

7.5 Salt Water Disposal Well.

a. Operator shall retain the water extraction system, any water collection tanks at the Jackson #1-29H well site currently used in connection therewith, the extraction water line to Jackson #1-29 well site, any truck loading facilities for the loading of the extraction water and the connection between the extraction water line and salt water disposal system (collectively, the “Wolf Assets”). At Closing, Operator agrees to execute a reasonable customary access agreement to grant Operator access to the Wolf Assets.

b. Operator shall retain the responsibility and liability for extraction, monitoring and disposal of any extracted water from the water extraction system.

c. Operator may offer water extracted by Operator from the water extraction system (“Extracted Water”) to Buyer or a third party, and Buyer at its option may (i) for Extracted Water Buyer chooses to take, reimburse the Operator for transportation of the Extracted Water (as provided in 7.5f) to the trucking facilities at the Jackson #1-29H well site or, for any Extracted Water for which Buyer does not elect to reimburse such transportation costs, allow Operator to offer the Extracted Water to a third party who will reimburse Operator for transportation of the Extracted Water to the trucking facilities at the Jackson #1-29H well site; or (ii) for Extracted Water not taken by Buyer or a third party under clause (i), allow Operator to dispose of the Extracted Water in the Wolf Salt Water Disposal Well or other salt water disposal wells as provided in Section 7.5g. It is understood that any Extracted Water provided by Operator to Buyer shall meet Buyer’s standards for use in its production operations. Operator shall use reasonable efforts to provide the Extracted Water suitable for disposal in the Wolf Salt Water Disposal Well or other salt water disposal wells referenced in Section 7.5g.

d. At Closing, Buyer shall acquire the Wolf Salt Water Disposal Well and associated gathering SWD system as an Asset. The maximum volume of Extracted Water of which Buyer will be required to allow disposal will be 1000 BPD (and of the quality as provided in Section 7.5c) and Buyer’s obligation to allow disposal of such water shall terminate when North Dakota Industrial Commission (“NDIC”) and the North Dakota Department of Health (“NDDH”) release Operator from its current extraction obligation under the Consent Agreement and the NDIC Stipulation. Buyer is only obligated to allow disposal of water that constitutes Extracted Water.

e. At Closing, Buyer shall acquire the pipeline from the Jackson water collection tanks to the Wolf Salt Water Disposal Well and all other facilities at the Jackson site (other than the Wolf Assets).

f. If Buyer reimburses Operator for transportation of the Extracted Water, the transportation cost thereof will be $0.75/bbl, without any CPI or marked to market increases in transportation cost. If Operator disposes of any water into the Wolf Salt Water Disposal Well or other salt water disposal wells referenced in Section 7.5g, there shall be no charge for use of the pipeline system existing on the date of this Agreement for transportation or disposal charge in such wells. Buyer’s obligation to allow Operator to dispose of Extracted Water in such wells under this Section 7.5 shall continue so long as those wells or the SWD lines existing as of the date hereof and servicing those wells have capacity. Operator agrees that its right to dispose of Extracted Water in such wells is not exclusive and that other water will be disposed of in such wells.

g. If the Wolf Salt Water Disposal Well is plugged or if there is no longer any capacity, Buyer shall first provide access for Operator to dispose of the Extracted Water via existing SWD gathering system, in order of preference, to (1st) the Bagwell #1 SWD well to the extent there is any capacity, and if not, shall provide access to (2nd) the Powell #1 SWD well (if established) or (3rd) to the Safely #1 SWD well to the extent there is any capacity; provided, that Operator shall be responsible for the transportation (including costs thereof) of any Extracted Water if the SWD lines do not serve these wells.

h. In the event the Buyer would decide to plug and abandon the Jackson #1-29 well, Operator will have first right of refusal, prior to plugging of same, to obtain the well bore and surface equipment for the possible use of same as a salt water disposal well (SWD). If approval is given to use same as a SWD, it would be used for the sole purpose of disposal of the Extracted Water. If the conversion of the Jackson #1-29 well to a SWD is successful, Operator would disconnect the Wolf SWD line at the Jackson #1-29 well site thereby allowing the SWD to be a standalone system for the remainder of Operator’s extraction obligation under the Consent Agreement and the NDIC Stipulation thus releasing Buyer from any continued obligation concerning the extraction process.

i. Operator will fulfill its obligations under the Consent Agreement, NDIC Stipulation, Monson Settlement Agreement and Wolf Settlement Agreement; provided, that nothing in this Section 7.5i shall diminish Seller’s obligations to Buyer with respect to the Seller Retained Liabilities.

j. As used in this Section 7.5, the following terms shall have the meanings set forth below.

(i) “Consent Agreement” means the Administrative and Consent Agreement to which Operator is a party, entered on September 20, 2006 by the NDDH in Case No. 07-001WPC.

(ii) “Monson Settlement Agreement” means the Settlement Agreement and Release among Operator, SK & S Oilfield Services, Inc., Linda Monson, Jesse Monson, Eric Monson, Heidi Monson and Ned Hermanson.

(iii) “NDIC Stipulation” means the Stipulation and Waiver of Hearing to which Operator is a party, entered into on September 5, 2006 by the NDIC in Case No. 8955.

(iv) “Wolf Salt Water Disposal Well” means the well identified as Wolf #1 SWD, located in Section 28, Township 150 North, Range 102 West, McKenzie County, North Dakota.

(v) “Wolf Settlement Agreement” means the Settlement Agreement and Release by and among Operator, Rodney Wolf and Verna Wolf.

ARTICLE 8

COVENANTS OF THE PARTIES

8.1 Covenants of the Parties.

a. Seller shall be entitled to all Hydrocarbon production (or the sales proceeds therefrom) attributable to the Assets which occurs during all periods prior to the Effective Time, unless otherwise credited to Seller as provided in Section 2.2a(ii) or Section 2.2a(iii), and Buyer shall be entitled to all Hydrocarbon production (or the sales proceeds therefrom) attributable to the Assets which occurs during all periods from and after the Effective Time, unless otherwise credited to Buyer as provided in Section 2.2b(i). Should either Buyer or Seller receive proceeds from Hydrocarbon production from the Assets to which the other Party is entitled (which proceeds have not previously been the subject of Purchase Price adjustments pursuant to Section 2.2 or otherwise), the receiving Party shall pay over such proceeds to the entitled Party not later than thirty (30) days after its receipt of such proceeds. Seller shall have the right to audit Buyer’s records of receipts attributable to the Assets upon reasonable notice to Buyer; provided that subject to Section 7.2, such audit rights shall terminate 30 days following the Final Settlement Date.

b. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Entity. Each Party shall promptly consult with the other Party with respect to, provide any necessary information with respect to and provide the other Party (or its counsel) copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such Party to any Governmental Entity in connection with this Agreement and the Transactions.

c. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable commercial efforts (i) to cause all conditions precedent to its obligations to consummate the Transactions to be satisfied and (ii) not to take, or cause to be taken, any actions to hinder or delay the consummation of the Transactions.

d. Prior to the Closing, Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, if Seller or Buyer becomes aware of: (i) the failure by a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement, (ii) any matter hereafter arising or discovered which, if known, existing or occurring at the date of this Agreement, would have been required to be set forth herein or described in the Disclosure Schedules or (iii) any other fact, event or circumstance that would result in the failure to satisfy any condition set forth in Sections 10.3 or 10.4; provided, that, such notice shall not (A) constitute a waiver of any defense that may be validly asserted, (B) limit or otherwise affect any remedies available to any Party or prevent or cure any misrepresentation or breach of representation, warranty or covenant, or (C) prejudice any rights of any Party under this Agreement; provided, further, that notwithstanding the immediately preceding proviso, if the Party receiving the notice pursuant to this Section 8.1d had the right to terminate this Agreement pursuant to Section 12.1 solely as a result of the matters set forth in such notice, and elects to proceed with the Closing notwithstanding the receipt of such notice, such Party shall be deemed to have waived its right to indemnification pursuant to Article 14 with respect to the inaccuracy, failure, breach or other matter set forth in such notice that would have been the basis for such right to terminate.

8.2 Statutory Approvals under the HSR Act.

a. From the date of this Agreement until Closing, each Party shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such Party or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as promptly as is reasonably practicable (but no later than September 13, 2013), (ii) cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with such other Parties’ filings under the HSR Act, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act as promptly as is reasonably practicable, (iv) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings, and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Entity, (v) consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Entities relating to such filings, (vi) comply, promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Entities with respect to the Transactions, and (viii) use commercially reasonable efforts to contest and resist any proceeding instituted (or threatened in writing to be instituted) by any Governmental Entities challenging the Transactions as being in violation of any Law.

b. In connection with filings to be made and actions taken under the HSR Act, if any, the Party required to bear a filing fee shall be responsible for such filing fee; provided, however, that each Party shall bear its own fees and expenses incurred as a result of any investigation or proceeding initiated by the Department of Justice Antitrust Division or the Federal Trade Commission.

c. No Party shall agree to participate in any meeting with any Governmental Entity in respect of any filing under the HSR Act, proceeding or other inquiry in connection therewith, unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting.

d. Notwithstanding anything to the contrary in this Section 8.2, neither a Party nor its Affiliate shall be required to divest itself from any business operations, assets or properties in order to obtain any clearance, approval or waiver under the HSR Act.

8.3 Employees.

After Closing and during the term of the Transition Services Agreement (as defined in Section 10.2f), Operator will make available to Buyer Operator’s North Dakota employees (the “Employees”) for purposes of determining whether Buyer desires to offer employment to the Employees following the termination of the term of the Transition Services Agreement. The Employees will remain Operator’s “at will” employees during the term of the Transition Services Agreement. If an Employee remains in Operator’s employment until termination of the term of the Transition Services Agreement, absent cause or good reason, Buyer shall offer at-will employment to such Employee(s) on terms and conditions comparable to those provided by Operator to the Employees (excluding any bonus awards contemplated to be paid or paid to such Employees by Operator). Prior to the Closing, Buyer agrees that neither Buyer nor any of its Affiliates will induce, solicit or attempt to induce or solicit any Employee, or hire or attempt to hire any Employee, other than through general advertising not targeted against Operator or such Employees. To the extent that Buyer offers employment to any Employee post-termination of the Transition Services Agreement, Seller and Operator agree that neither it nor any of their respective Affiliates will induce, solicit or attempt to induce or solicit any such Employee, or hire or attempt to hire any such Employee, within the period of two (2) years post-termination of the Transition Services Agreement.

8.4 Exclusivity.

Between the date hereof until Closing, Seller and Operator shall negotiate exclusively with Buyer with respect to the Transactions or any other transaction involving the Assets, and shall not (and shall assure that their respective officers, directors, employees, attorneys, financial advisors, agents and affiliates do not on their behalf) take any action to solicit, initiate, seek, knowingly encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Buyer) regarding any acquisition of Seller or Operator, any merger or consolidation with or involving Seller or Operator, or any acquisition of the Assets. Notwithstanding the foregoing, this Section 8.4 shall not restrict any sale or disposition of any of the Excluded Assets.

8.5 Like-Kind Exchange.

The Parties agree that, at any Party’s election, this transaction shall be structured as an exchange of like-kind properties (the “1031 Exchange”) under Section 1031 of the Code. Any Party desiring to make such election must do so no later than three (3) business days prior to the Closing Date. If such an election is made, (i) the electing Party shall in all events be responsible for all costs and expenses related to the 1031 Exchange and shall fully indemnify, defend and hold the other Parties harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ fees) proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 Exchange that would not have been incurred by the non-electing Parties but for the 1031 Exchange, (ii) the electing Party acknowledges and agrees that a whole or partial assignment of this Agreement to a qualified intermediary or exchange accommodation facilitator shall not release any Party from any of its respective liabilities and obligations (for the avoidance of doubt including, in the case of Buyer (and associated obligations of Parent pursuant to Section 15.20), its obligations hereunder to fund the Transactions) or expand any liabilities or obligations under this Agreement, and (iii) the electing Party acknowledges and agrees that no representations are or have been made that any particular tax treatment will be given to any Party as a result of a 1031 Exchange. The provisions of the immediately preceding sentence shall survive Closing and the transfer of the Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph: (i) any 1031 Exchange (whether a “forward” or “reverse” exchange) shall be consummated through the use of a qualified intermediary or exchange accommodation facilitator so that the non-electing Party shall in no event be requested or required to acquire title to any property except as otherwise provided in this Agreement; and, (ii) the electing Party shall have the right to assign all of its rights and interests (but not its obligations) under this Agreement to its qualified intermediary or exchange accommodation facilitator, and the non-electing party agrees to acknowledge such assignment in writing.

ARTICLE 9

TITLE AND ENVIRONMENTAL MATTERS

9.1 Title.

Seller represents and warrants to Buyer that Seller’s title to the Wells, Leases and each DSU is Defensible Title, and the Assignment, Bill of Sale and Conveyance in the form of Exhibit D-1 to be executed and delivered by Seller and Buyer at Closing shall contain a special warranty of title to the Assets by, through, and under Seller, but not otherwise, subject to the Permitted Encumbrances.

9.2 Title Defects.

a. To assert a claim arising out of a breach of Section 9.1, Buyer must deliver a claim notice to Seller (a “Title Defect Notice”) on or before four (4) Business Days prior to Closing (the “Title Claim Date”). Such Title Defect Notice shall be in writing and shall include (i) a specific description of the alleged Title Defect(s), (ii) the Wells, Lease or DSU affected by the Title Defect (the “Title Defect Property”), (iii) documents upon which Buyer relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect, and (iv) the dollar amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Buyer’s belief is based. Buyer shall be deemed to have waived any Title Defects for which Seller has not been given notice on or before the Title Claim Date; provided, that an alleged failure to comply with subsections (i) through (iv) above shall not cause any such notice to be invalid or any Title Defect to be waived if the defect notice is reasonably sufficient to provide notice to Seller of the existence and general nature of the alleged Title Defect. Buyer shall use reasonable efforts to notify Seller at least on a weekly basis of any Title Defects discovered by Buyer during the period from the date hereof until Closing.

b. Subject and without prejudice to Seller’s rights to dispute the existence of a Title Defect and/or the Title Defect Amount asserted by Buyer with respect thereto, in the event that Seller fails to cure or remove the Title Defect timely asserted by Buyer in accordance with Section 9.2a affecting any Title Defect Property to Buyer’s reasonable satisfaction on or before the second (2nd) Business Day prior to Closing, and such Title Defect is not waived in writing by Buyer, then, subject to the provisions of Section 9.4, Seller shall, at its sole option, elect to:

(i) account for the Title Defect Amount(s) for each such Title Defect Property, subject to the Individual Defect Threshold and Aggregate Defect Deductible, as a downward adjustment to the Purchase Price pursuant to Section 2.2b;

(ii) exercise its right to attempt to cure (in whole or in part) the Title Defect pursuant to Section 9.2c, in which case no adjustment to Purchase Price at Closing will be made; or

(iii) retain the entirety of any Title Defect Property (and the related Assets) that is adversely affected by such Title Defect if the Title Defect Amount asserted by Buyer with respect thereto is greater than fifty percent (50%) of the Allocated Value of such Title Defect Property (and the related Assets), in which event, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property, such Title Defect Property shall not be assigned by Seller to Buyer at Closing and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement.

c. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to address, cure, or remove, on or before ninety (90) days after the Closing Date (the “Cure Period”), any Title Defects for which Seller has received a Title Defect Notice from Buyer by the Title Claim Date. If Seller has provided notice to Buyer, on or before two (2) Business Days prior to the Closing Date, of Seller’s intent to attempt to address, cure or remove such alleged Title Defects within the Cure Period, there shall be no reduction to the Purchase Price with respect to such alleged Title Defects for the purposes of Closing. If any Title Defect with respect to which Buyer provided a Title Defect Notice to Seller is not addressed, cured, or removed by Seller by the expiration of the Cure Period, the Title Defect Amounts associated with each such Title Defect shall be accounted for in the final determination of the Final Payment Amount pursuant to Section 11.1b. If, at the expiration of the Cure Period, Seller and Buyer cannot agree on (i) the proper and adequate response to any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 9.5. An election by Seller to attempt to address, cure, or remove a Title Defect shall be without prejudice to its rights under Section 9.5 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller so elects to cure or remove any alleged Title Defect, Buyer shall use commercially reasonable efforts to cooperate with Seller’s efforts to cure or remove such alleged Title Defect at Seller’s sole cost and expense.

d. The amount resulting from a Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i) if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from Seller’s (and Buyer’s, as successor in interest to Seller) interest in the affected Title Defect Property;

(iii) if the Title Defect is an Environmental Defect, the Title Defect Amount shall be the net present value of the cost of the Lowest Cost Response to correct or remediate the Environmental Defect as required by Environmental Laws;

(iv) if the Title Defect is a discrepancy between (A) the net revenue interest for a Well, Lease or DSU and (B) the net revenue interest stated in Exhibit A-1 and Exhibit A-2 for such Well, Lease or DSU, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Well, Lease or DSU multiplied by a fraction, the numerator of which is the net revenue interest decrease for such Title Defect Property and the denominator of which is the net revenue interest of such Title Defect Property stated in Exhibit A-1 and Exhibit A-2;

(v) if the Title Defect represents an obligation, encumbrance, burden or charge upon, or other defect in, title to the Title Defect Property of a type not described in subsections (i), (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

(vi) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price;

(vii) if a Title Defect relates to a Well, Lease or DSU and affects multiple Wells, Leases or DSUs, the Title Defect Amount for such Title Defect shall be determined based on the aggregate effect of such Title Defect on all such Wells, Leases and DSUs; and

(viii) notwithstanding anything to the contrary in this Article 9, except with respect to Environmental Defects and Title Defect Amounts determined pursuant to Section 9.2d(ii), the aggregate Title Defect Amounts attributable to the effect of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

e. It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 9.2 and the other applicable provisions of this Article 9 (including the thresholds and deductibles set forth below).

9.3 Title Benefits.

a. Seller shall have the right, but not the obligation, to deliver to Buyer, with respect to each Title Benefit, a written notice asserting such Title Benefit on or before the Title Claim Date. Should Buyer discover any Title Benefit on or before the Title Claim Date, Buyer shall have an obligation, within three (3) days of such discovery, but in any case by the Title Claim Date, to deliver to Seller a notice including (i) a description of the Title Benefit, (ii) the Lease, Well or DSU affected by the Title Benefit (each a “Title Benefit Property”), (iii) the dollar amount by which Buyer reasonably believes the Allocated Value of each Title Benefit Property is increased by the Title Benefit and the computations and information upon which Buyer’s belief is based. Subject to the Individual Benefit Threshold and Aggregate Benefit Threshold, the Title Benefit Amount shall be used solely to offset against the Title Defect Amount for the purpose of determining any downward adjustment to the Purchase Price.

b. The amount resulting from a Title Benefit (the “Title Benefit Amount”) shall be determined as follows:

(i) if Buyer and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a difference between (A) the net revenue interest for the affected Lease, Well or DSU and (B) the net revenue interest stated in Exhibit A-1 and Exhibit A-2 for such Property, the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the net revenue interest increase for such Title Benefit Property and the denominator of which is the net revenue interest of such Title Benefit Property stated in Exhibit A-1 and Exhibit A-2; and

(iii) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clauses (i) or (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

9.4 Limitations on Applicability.

a. Except for any rights or remedies of Buyer arising out of the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith, and the indemnities provided in Article 14 with respect to breaches of the representations and warranties in Sections 3.16, 3.17 and 3.21, (i) this Article 9 shall, to the fullest extent permitted by applicable Laws, be the exclusive right and remedy of Buyer with respect to Title Defects (including, for the avoidance of doubt, Environmental Defects) and (ii) the right of Buyer or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 9 shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Buyer’s or Seller’s rights under this Article 9 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported on or before the Title Claim Date.

b. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price for individual Title Defects (including Title Defects constituting Environmental Defects) that do not exceed one hundred twenty-five thousand dollars ($125,000) (“Individual Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for Title Defects (including Title Defects constituting Environmental Defects) unless the amount of all such Title Defects (assuming that each such Title Defect exceeds the Individual Defect Threshold), in the aggregate (excluding any Title Defects cured by Seller) exceeds two percent (2%) of the Purchase Price (the “Aggregate Defect Deductible”), after which point, subject to the Individual Defect Threshold, Buyer shall be entitled to adjustments to the Purchase Price only with respect to Title Defects in excess of such Aggregate Defect Deductible.

c. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any offset to Title Defects by individual Title Benefits that do not exceed one hundred twenty-five thousand dollars ($125,000) (“Individual Benefit Threshold”); and (ii) in no event shall there be any offset to Title Defects by any Title Benefits unless the amount of all Title Benefits (assuming that each such Title Benefit exceeds the Individual Benefit Threshold), in the aggregate, exceeds two percent (2%) of the Purchase Price (the “Aggregate Benefit Threshold”).

d. Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that time is of the essence in performing their obligations and exercising their rights under this Article 9, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

9.5 Title Disputes

Seller and Buyer shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by one (1) Business Day prior to the Closing Date. If Seller and Buyer are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the Closing Date, Buyer’s good faith estimate of such amounts shall be used to determine the Closing Payment (with such amounts constituting downward adjustments in the initial calculation of the Final Payment Amount pursuant to Section 11.1), except that if Seller exercises its right to cure any alleged Title Defect(s) and provides Buyer with notice thereof as set forth in Section 9.2c, no Closing Payment adjustments shall be made with respect to such Title Defects or Title Defect Amounts. If Seller and Buyer are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount prior to expiration of the Cure Period (the “Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 9.5. Buyer shall provide to Seller, by not later than the tenth (10th) Business Day following the Cure Period, a written description of the Disputed Title Matters. By not later than ten (10) Business Days after Seller’s receipt of Buyer’s written description meeting the requirements of Section 9.2a or 9.3a, as applicable, together with all supporting documentation, of the Disputed Title Matters, Seller shall provide to Buyer a written response setting forth Seller’s position with respect to the Disputed Title Matters together with all supporting documentation.

a. By not later than ten (10) Business Days after Buyer’s receipt of Seller’s written response to Buyer’s written description of the Disputed Title Matters, Buyer or Seller may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.5, by written notice to the other Party of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

b. The arbitration shall be held before one arbitrator (the “Title Arbitrator”), determined as follows: The Title Arbitrator shall be a disinterested and impartial attorney who has not represented Buyer or Seller within the five (5) year period preceding the arbitration with at least ten (10) years’ experience (A) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the State of North Dakota and (B) in the case of Environmental Defects, as an environmental attorney practicing in the State of North Dakota. Within five (5) Business Days following the delivery and receipt of the Title Arbitration Notice, Seller and Buyer shall each exchange lists of three (3) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Seller and Buyer shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators. If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Denver, Colorado office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Buyer to serve as the Title Arbitrator.

c. Within three (3) Business Days following the selection of the Title Arbitrator, Buyer and Seller shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 9.5 and the other applicable provisions of this Article 9, (ii) Buyer’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Seller’s written response to Buyer’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Buyer and (iv) the Title Arbitration Notice. Within five (5) Business Days following such submissions, each of Buyer and Seller may submit one written response to the other Party’s submission. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Buyer nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

d. The Title Arbitrator shall make its determination by written decision within thirty (30) days following Seller’s or Buyer’s receipt of the Title Arbitration Notice (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal or challenge except upon the grounds specified in 9 U.S.C. Sections 10(a)(1), (2) or (4) or 9 U.S.C. Section 11. In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Article 9. The Title Arbitrator may consult with and engage disinterested and impartial third parties to advise the Title Arbitrator, but shall disclose to Buyer and Seller the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for the Parties or their Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

e. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to any Party with respect to any matter.

f. Buyer and Seller shall each bear its own legal fees and other costs of preparing and presenting its case to the Title Arbitrator. Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any third party.

g. Any disputed Title Benefits and Title Benefit Amounts or Title Defects and Title Defect Amounts determined to be owed by any Party to the other Party pursuant to the Arbitration Decision shall be accounted for in the final determination of the Final Payment Amount, in accordance with and subject to Article 9, pursuant to Section 11.1. The Arbitration Decision as to the Final Disputed Title Matters shall be final and binding on the Parties.

h. Except with respect to disputed Title Defects and Title Benefits, which shall be decided by the Title Arbitrator with reference to the Laws of the State North Dakota and/or Montana, as applicable, any dispute over the interpretation or application of this Section 9.5 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.6 Casualty or Condemnation Loss.

If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets or the Operator’s Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Buyer shall nevertheless be required to close and Seller shall elect by written notice to Buyer prior to Closing to either (a) repair or restore, or cause Operator, as applicable, to repair or restore, such assets affected by any Casualty Loss to at least their condition prior to such Casualty Loss, at Seller’s or Operator’s, as applicable, sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (b) remove such portion of the Assets or the Operator’s Assets, as applicable, from this Agreement and reduce the Purchase Price by the Allocated Value of such Asset or such Operator’s Asset. In each case, Seller or Operator shall retain all rights to insurance, condemnation proceeds and other claims against third parties with respect to any Casualty Loss except to the extent the applicable Parties otherwise agree in writing; provided, however, that, to the extent that any Casualty Loss is covered by any insurance or condemnation proceeds, Seller or Operator, as applicable, may elect, in lieu of repairing the Asset or the Operator Asset affected by Casualty Loss in accordance with the foregoing clause (a), to assign such insurance or condemnation proceeds to Buyer at Closing, with any related deductible to be paid by Seller or Operator to Buyer at Closing, in which case no reduction in the Purchase Price shall occur.

9.7 Definitions Applicable to Title and Environmental Matters.

a. As used in this Agreement, the term “Defensible Title” shall mean, as to each of the Leases, Wells and DSUs, that the title acquired by Buyer:

(i) Entitles Seller (and will entitle Buyer, as successor in interest to Seller) to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) not less than the net revenue interests set forth in Exhibit A-1 and Exhibit A-2 and a like share of all Hydrocarbons produced, saved and marketed from the Leases, Wells and DSUs (including the proceeds thereof) throughout the productive life thereof, except for any reduction to such net revenue interest caused by Permitted Encumbrances;

(ii) Obligates Seller (and will obligate Buyer, as successor in interest to Seller) to bear not more than that percentage of the costs and expenses related to the maintenance and development of and operations of the working interests as set forth on Exhibit A-1 and Exhibit A-2 and a like share attributable thereto throughout the productive life thereof, except for any increase caused by Permitted Encumbrances and any increase accompanied by a proportionate increase in the net revenue interest; and

(iii) Is free and clear of all liens, security interests, encumbrances, burdens and claims of any kind, except for Permitted Encumbrances.

b. As used herein, the term “Permitted Encumbrances” shall mean:

(i) Lessors’ royalties, overriding royalties, reversionary interests and similar burdens, whether recorded or unrecorded, that do not operate to reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2;

(ii) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser;

(iii) Leases, unit agreements, pooling agreements, operating agreements and other agreements and instruments to which Seller is a party or by which any Assets are bound to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interest in any Property below that shown in Exhibit A-1 and Exhibit A-2 or increase Seller’s working interest in any Property above that shown in Exhibit A-1 and Exhibit A-2 without a proportionate increase in the net revenue interest, or do not materially affect or impair the ownership, use, value or operation of such Property; provided, that Specified Material Agreements shall only be Permitted Encumbrances to the extent that they do not adversely affect or impair the ownership, use or operation of such Property as currently conducted by Sellers.

(iv) Preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained under this Agreement prior to Closing from the appropriate parties or the appropriate time period for asserting the right has expired prior to Closing without an exercise of such rights;

(v) Encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

(vi) Encumbrances relating to the Assets securing payments to mechanics and materialmen and encumbrances securing payment of Taxes or assessments that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business (provided that Seller shall be responsible for the removal of any encumbrances for such Taxes and assessments that are unsuccessfully contested at its sole cost and expense);

(vii) All rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(viii) Conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Assets to a third party in the event it intends to release or abandon such Assets prior to the expiration of the primary term or other termination of such Assets;

(ix) Easements, rights of way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect to any of the Assets that do not materially affect or interfere with the operation, value or use of any of the Assets;

(x) Production imbalances with respect to any Well or Unit for which an adjustment has been made to the Purchase Price pursuant to Section 2.2;

(xi) All rights reserved to or vested in any Governmental Entity to control or regulate any of the assets of Seller or Operator in any manner and all obligations and duties under all applicable Laws of any such Governmental Entity or under any Permit issued by any such Governmental Entity;

(xii) Any encumbrance on or affecting any of the Assets which is unconditionally discharged by Seller at or prior to Closing, or which is expressly assumed or waived by Buyer at or prior to Closing under Section 9.2a or pursuant to a separate written agreement executed by Buyer at Closing;

(xiii) Any other encumbrances (A) which do not, individually or in the aggregate, detract from the value of or interfere with the use, operation or ownership of the Assets subject thereto or affected thereby (as currently used, operated or owned); (B) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties; and (C) which do not, individually or in the aggregate, reduce Seller’s net revenue interest in any Property below that shown in Exhibit A-1 and Exhibit A-2 or increase Seller’s working interest in any Property above that shown in Exhibit A-1 and Exhibit A-2 without a proportionate increase in net revenue interest;

(xiv) All reversionary interests in favor of Mescalero, which are in the amount equal to the difference between the “Before Payout” and “After Payout” Well ownership as set forth on Exhibit A-1 and Exhibit A-2, unless it causes reduction to Seller’s After Payout net revenue interest in any Properties below that shown in Exhibit A-1 or Exhibit A-2;

(xv) Such Title Defects for which Buyer fails to timely deliver a Title Defect Notice to Seller in writing on or before the Title Claim Date as provided in Section 9.2a, subject, however, to any rights or remedies of Buyer arising out of the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith;

(xvi) Title Defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Asset is located;

(xvii) Subject to compliance with Section 6.4 and 6.5, consents and preferential rights to purchase the Assets applicable to this or a future transaction involving the Assets;

(xviii) Payout of risk penalties or non-consent interest, to the extent that such interests and all other existing burdens would not (A) reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2 or (B) result in any breach of the representations and warranties set forth in Section 3.19; and

(xix) The Prior Excluded Overriding Royalty Interest, the Excluded Mineral Interest and the Excluded Overriding Royalty Interest to the extent that such interests and all other existing burdens would not reduce the net revenue interests set forth in Exhibit A-1 and Exhibit A-2.

c. As used in this Agreement the term “Title Defect” shall mean any lien, charge, encumbrance, obligation or defect, including a discrepancy in net revenue interest or working interest, that causes Seller’s title to a Lease, a Well or DSU to be less than Defensible Title.

d. As used in this Agreement, the term “Title Benefit” means, with respect to a Lease, a Well or DSU (other than the leases, rights and other interests described in Section 1.2l), any right, circumstance or condition that operates to provide Seller with Defensible Title to an (i) increase the net revenue interest of Seller (and of Buyer, as successor in interest to Seller) in any Lease, Well or DSU above that shown on Exhibit A-1 and Exhibit A-2, without causing a greater than proportionate increase in Seller’s (and Buyer’s, as successor in interest to Seller) working interest above that shown in Exhibit A-1 and Exhibit A-2, or (ii) decrease the working interest of Seller (and of Buyer, as successor in interest to Seller) in any Lease, Well or DSU below that shown on Exhibit A-1 and Exhibit A-2 without causing a greater than proportionate decrease in Seller’s (and Buyer’s, as successor in interest to Seller) net revenue interest.

e. As used in this Agreement the term “Environmental Defect” shall mean (i) any circumstance, status or defect affecting an Asset that constitutes a violation of Environmental Law or an environmental Permit, or that with notice or the passage of time, or both, would constitute a violation of Environmental Law or an environmental Permit, and (ii) any Release of Hazardous Substances resulting from Hydrocarbon activities that has occurred or is occurring at, on, in or under any Asset that is required to be remediated, monitored, investigated, cured or any other action required under applicable Environmental Laws.

9.8 Limitations.

Notwithstanding anything to the contrary in this Agreement, this Article 9 is intended to be the sole and exclusive remedy that Buyer Indemnified Parties shall have against Seller Indemnified Parties with respect to any Title Defects that are Environmental Defects, and, except for the indemnity provided under Section 14.4 as it relates to breaches of the representation in Section 3.21, this Article 9 is intended to be the sole and exclusive remedy that Buyer Indemnified Parties shall have against Seller Indemnified Parties with respect to any matter or circumstance relating to Environmental Laws; provided, that nothing in this Article 9 shall limit the rights of Buyer for any breaches of the covenants, representations and warranties made by Operator.

ARTICLE 10

CLOSING

10.1 Date of Closing.

The closing of the Transactions (“Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995, at 9:00 a.m. local time on the later of (i) the third (3rd) Business Day following satisfaction or waiver of all of the closing conditions set forth in Sections 10.3 and 10.4 hereof (other than those which by their nature are to be satisfied at the Closing) and (ii) October 1, 2013, or at such other time and place as the Parties may agree in writing. The date of the Closing is herein referred to as the “Closing Date.”

10.2 Closing Obligations.

At Closing, the following shall occur:

a. Assignment. Seller and Buyer shall execute, acknowledge and deliver (i) an Assignment, Bill of Sale and Conveyance of the Assets effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit D-1 and (ii) such other assignments and assumptions (in a form substantially similar to that contained in Exhibit D-1), bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal government regulations. Operator and Buyer shall execute, acknowledge and deliver (A) special warranty deed(s) to any Operator-owned real property, (B) bill(s) of sale of any Operator-owned personal property, (C) endorsed title(s) to vehicles used in operation of the Assets, and the Assignment, Bill of Sale and Conveyance of Operator’s Assets effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit D-2 and (D) such other assignments and assumptions (in a form substantially similar to that contained in Exhibit D-2).

b. Purchase Price. Buyer shall deliver to Seller and Operator their respective shares of the Closing Payment pursuant to Sections 2.1 and 2.2, by wire transfer in immediately available funds to the accounts set forth in Section 2.1 of the Disclosure Schedule.

c. Releases. RoDa shall deliver to Buyer duly executed and acknowledged releases (reasonably acceptable to Buyer) in recordable form of all liens and security interests on the Assets arising by, through or under RoDa, except for Permitted Encumbrances.

d. Treasury Regulation Certificate. Each Seller shall deliver an executed statement as described in Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller is not a foreign person within the meaning of the Code.

e. Change of Operator Forms. Operator and Buyer shall execute federal and state change of operator forms with respect to those Assets that will be operated by Buyer after the Closing Date, and Operator shall execute and deliver to Buyer resignation of operator letters in a form reasonably acceptable to Buyer.

f. Transition Services Agreement. Operator and Buyer shall execute the Transition Services Agreement substantially in the form of Exhibit E (the “Transition Services Agreement”).

g. Required Bonding. Buyer shall provide copies of all required bonds and other surety arrangements relating to the ownership or operation of the Assets (including all bonds and surety arrangements required by the Bureau of Land Management and the State of North Dakota).

h. Required Insurance. Buyer shall provide evidence to Seller and Operator of insurance coverage through a recognized insurance carrier at least in the amounts stipulated by those operating agreements listed on Exhibit B for which Buyer shall be named Operator.

i. Consents and Waivers. Seller shall deliver to Buyer (i) evidence of all consents required for the transfer of the Assets, to the extent obtained, (ii) letters executed by Seller providing any notice that, to Seller’s knowledge, is required for the assignment and transfer of the Assets to Buyer and (iii) any waivers obtained in connection with preferential purchase or similar rights listed in Exhibit A-4.

j. Seller and Operator Certificates. Each Seller and Operator shall deliver to Buyer a certificate duly executed by an authorized officer of such Seller or Operator, as applicable, dated as of the Closing, certifying on behalf of such Seller or Operator, as applicable, that the conditions set forth in Sections 10.3a and 10.3b have been satisfied. Each Seller and Operator shall also deliver to Buyer a certificate duly executed by the secretary or any assistant secretary of such Seller or Operator, as applicable, dated as of the Closing Date, (i) attaching and certifying on behalf of such Seller or Operator, as applicable, complete and correct copies of (A) the resolutions or unanimous consent of the Board of Directors, managers, partners or other equivalent governing body of such Seller or Operator, as applicable, authorizing the execution, delivery and performance by such Seller or Operator of this Agreement and the Transactions, and (B) any required approval by the shareholders, members or partners, as applicable, of such Seller or Operator, as applicable, of this Agreement and the Transactions and (ii) certifying on behalf of such Seller or Operator, as applicable, the incumbency of each officer of such Seller or Operator executing this Agreement or any document delivered in connection with Closing.

k. Buyer Certificates. Buyer shall deliver to Seller and Operator a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Sections 10.4a and 10.4b have been satisfied. Buyer shall also deliver to Seller and Operator a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of the Closing Date, (i) attaching and certifying on behalf of Buyer complete and correct copies of (A) the resolutions or unanimous consent of the Board of Directors, managers, partners or other equivalent governing body of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Transactions, and (B) any required approval by the shareholders, members or partners, as applicable, of Buyer of this Agreement and the Transactions and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with Closing.

l. Indemnity Escrow Agreement. Each Party shall each execute and deliver to the other Parties counterparts of the fully executed Indemnity Escrow Agreement.

m. Indemnity Escrow Fund. At Closing, the Parties will cause the Deposit to be delivered to an account (the “Indemnity Escrow Account”) governed by the Indemnity Escrow Agreement (the amount of which Deposit, from and after Closing, shall be the “Indemnity Escrow Fund”), which amount shall be applied solely to satisfy claims for indemnification pursuant to Section 14.4a, subject to the terms and limitations therein. Any release of the Indemnity Escrow Fund to Seller shall be made in accordance with Section 14.7. Subject to the foregoing, the Indemnity Escrow Fund shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of the Indemnity Escrow Agreement and in accordance with the terms and conditions of Section 14.7. Interest that accrues on the Indemnity Escrow Fund shall be the property of Seller and shall not constitute a part of the Indemnity Escrow Fund. For federal income tax purposes, any interest earned on the Indemnity Escrow Fund shall be reported by Seller.

n. Agreements. Seller, Operator and Buyer (as applicable) shall execute and deliver, or shall have caused the execution or delivery thereof (as applicable), the items set forth in Sections 10.3f through 10.3l.

o. Title Insurance. Seller shall deliver to Buyer at Operator’s expense, an owner’s policy of title insurance, covering the substantial majority of real property described in Section 1.4a, issued by a reputable title company in the amount of $1,600,000.00 dated the Closing Date, insuring Buyer against loss under the provisions of the title policy, subject to promulgated exclusions and customary standard exceptions.

p. Other Necessary Actions. The Parties shall take such other actions and deliver such other documents as are contemplated by this Agreement.

10.3 Conditions of Buyer to Closing.

The obligations of Buyer to consummate the Transactions are subject to the satisfaction, or waiver by Buyer, on or prior to Closing, of each of the following conditions:

a. (i) The representations and warranties of Seller and Operator made in this Agreement (other than the Fundamental Representations) shall be true and correct (without regard to any qualifications as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than (A) representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date and (B) those instances (including in clause (A) above) in which the failure of such representations and warranties in the aggregate to be true and correct would not have a Material Adverse Effect; and (ii) the Fundamental Representations of Seller shall be true and correct in all material respects as of the Closing Date, other than Fundamental Representations that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date (except, in each case, such representations and warranties in this clause (ii) already qualified by materiality, which shall be true and correct as stated);

b. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

c. Operator shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

d. On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the Transactions shall have been issued by a Governmental Entity and remain in force;

e. All consents and approvals under the HSR Act, if applicable, required for the consummation of the Transactions, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

f. Operator shall have executed and delivered to Buyer an acknowledgment in the form of Exhibit H, disclaiming, on its own behalf and on behalf of its Affiliates, any interest, right or claim to or affecting the Assets other than the Excluded After Payout Interest, the Excluded Overriding Royalty Interest, the Prior Excluded Overriding Royalty Interest and the Excluded Mineral Interest, and Mescalero shall execute and deliver an acknowledgment in the form of Exhibit I, agreeing to the payout balances as set forth in such exhibit;

g. Operator shall have executed and delivered to Buyer the Joint Operating Agreement substantially in the form of Exhibit J (dated effective as of the Closing Date), and Seller and Operator shall have delivered to Buyer evidence that (subject to Section 14.1) Buyer has no obligation under that certain Joint Operating Agreement between Zenergy, Zeneco and RoDa, dated May 1, 2010, reasonably acceptable to Buyer, but that Zenergy, Zeneco and RoDa recognize they will continue to be bound by their obligations thereunder prior to the Closing Date;

h. Operator shall have delivered to Buyer an acknowledgement reasonably acceptable to Buyer that Buyer will have no obligations under the Confidential Settlement Agreement letter, dated May 7, 2007, as amended by the letter dated May 8, 2009;

i. Seller shall have delivered to Buyer evidence reasonably acceptable to Buyer of the termination and waiver of any rights of first refusal held by RoDa and Zeneco Inc. with respect to the Assets;

j. Zenergy shall have caused Mescalero to execute and deliver to Buyer the Amendment;

k. The sum of the Purchase Price adjustments under Sections 2.2b(vi), 2.2b(vii), 2.2b(viii) and 2.2b(ix), without duplication, shall not exceed nine percent (9%) of the Purchase Price; and

l. RoDa shall have delivered or caused to be delivered customary documentation or evidence providing for the release, prior to or in connection with Closing, of all liens on or security interests in the Assets pursuant to the credit agreement referenced in Section 3.7 of the Disclosure Schedule.

10.4 Conditions of Seller and Operator to Closing.

The obligations of Seller and Operator to consummate the Transactions are subject to the satisfaction, or waiver by Seller, on or prior to Closing, of each of the following conditions:

a. The representations and warranties of Buyer made in this Agreement shall be true and correct (without regard to any qualifications as to materiality or material adverse effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than (i) representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date and (ii) those instances (including in clause (i) above) in which the failure of such representations and warranties in the aggregate to be true and correct would not prevent or materially delay or materially impair the ability of Buyer to consummate the Transactions in accordance with the terms of this Agreement.

b. Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

c. On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the Transactions shall have been issued by a Governmental Entity and remain in force;

d. All consents and approvals under the HSR Act, if applicable, required for the consummation of the Transactions, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

e. The sum of the Purchase Price adjustments under Sections 2.2b(vi), 2.2b(vii), 2.2b(viii) and 2.2b(ix), without duplication, shall not exceed nine percent (9%) of the Purchase Price.

ARTICLE 11

POST-CLOSING OBLIGATIONS

11.1 Post-Closing Adjustments.

a. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (along with appropriate supporting documentation), using and based upon the best information available to Seller, a preliminary settlement statement estimating in good faith the Closing Payment, which statement shall include Seller’s estimates of each adjustment set forth in Section 2.2. Buyer and Seller shall attempt in good faith to agree with respect to any proposed revisions to the amounts set forth by Seller in such preliminary settlement statement, and any revisions to such amounts shall be approved in writing by Seller and Buyer; provided, however, that if Buyer and Seller are unable to reach an agreement prior to the Closing Date as to any such amount, Seller’s statement of such amount shall control the calculation of the Closing Payment so long as such statement was delivered to Buyer in accordance with this Agreement. Seller’s preliminary settlement statement, as may be adjusted by the written agreement of Seller and Buyer pursuant to this Section 11.1 shall be referred to herein as the “Preliminary Settlement Statement”.

b. On or before one hundred eighty (180) days after the Closing Date, Seller with the assistance of Buyer’s staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment to the Purchase Price pursuant to Section 2.2 and (ii) the items included in the calculation of the Closing Payment pursuant to Section 2.1a, that was not finally determined as of the Closing, and showing the calculation of each such amount and the resulting Purchase Price as finally adjusted (the “Final Payment Amount”). As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in no event more than thirty (30) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt in good faith to agree with respect to the changes proposed by Buyer, if any, no later than fifteen (15) days after receipt by Seller of Buyer’s comments on the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Payment Amount is established shall be called the “Final Settlement Date”. If the Final Payment Amount is more than the Closing Payment, Buyer shall pay Seller the amount of such difference pursuant to Section 2.1. If the Final Payment Amount is less than the Closing Payment, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within five (5) Business Days after the Final Settlement Date.

11.2 Dispute Resolution.

If Buyer and Seller are unable to resolve any dispute concerning the Final Settlement Statement or Final Payment Amount on or before ninety (90) days after the Final Settlement Statement is received by Buyer, such dispute shall be finally determined by binding arbitration by a single arbitrator (the “Arbitrator”), pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and the Arbitrator’s determination shall be final and binding upon Seller and Buyer by written notice to the other Party (“Arbitration Notice”). Within three (3) Business Days following a Party’s receipt of either of the other Parties’ Arbitration Notice, Seller and Buyer shall each exchange lists of three (3) acceptable, qualified arbitrators. Within three (3) Business Days following the exchange of lists of acceptable arbitrators, Seller and Buyer shall select by mutual agreement the Arbitrator from their original lists of three (3) acceptable arbitrators. If no such agreement is reached within seven (7) Business Days following the delivery of an Arbitration Notice, the Dallas, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Buyer to serve as the Arbitrator. The arbitration proceedings shall be held in Dallas, Texas. The Arbitrator shall be directed to make its determination within thirty (30) days after submission of the matters in dispute to the Arbitrator, and such determination shall be final and binding upon the Parties, without right of appeal. The fees charged by the Arbitrator for making a determination under this Section 11.2 shall be paid one-half by Buyer and one-half by Seller.

11.3 Proceeds and Invoices For Property Expenses Received After the Final Settlement Date.

After the Final Settlement Date, proceeds attributable to the Assets received by a Party, or invoices for Property Expenses, or invoices paid by one Party for or on behalf of the other Party, in each case, which were not already included as a Purchase Price adjustment, shall be settled as follows:

a. Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted within ten (10) Business Days to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be remitted within ten (10) Business Days to Buyer.

b. Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Effective Time shall be forwarded within three (3) Business Days to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

The provisions of this Section 11.3 with respect to Seller’s obligation to reimburse Buyer for any Property Expenses which relate to operations of the Assets prior to the Effective Time shall terminate as set forth in Section 15.14, subject however to Buyer’s rights under Articles 13 and 14.

11.4 Records.

Seller shall make the Records, together with the information listed on Exhibit F available for pick up by Buyer at a mutually agreeable time on or before thirty (30) days after the termination of the Transition Services Agreement; provided, that Seller may keep such Records that are subject to unaffiliated third party contractual restrictions on disclosure or transfer; provided, further, that Seller shall disclose to Buyer prior to Closing the nature of any such contractual restrictions. Seller may retain copies of the Records; provided, that Seller shall keep confidential and not disclose any such Records that are not public information. Buyer will retain the Records delivered to it hereunder pursuant to Section 7.2 and Seller shall have the right to review the Records during standard business hours upon reasonable notice during such period of time that Buyer is required to retain such Records pursuant to Section 7.2. If and to the extent certain portions of the Records are subject to unaffiliated third party contractual restrictions on disclosure or transfer, Seller agrees to use reasonable efforts to obtain the waiver of such contractual restrictions prior to Closing; provided, however, that Seller shall not be required to expend any money in connection with obtaining such waivers. Should Buyer need access to any Records not transferred hereunder, due to contractual restrictions mentioned above, for filing with regulatory bodies, Buyer shall, except to the extent the Records are subject to unaffiliated third Person contractual restrictions on disclosure, have the right to review such Records during standard business hours upon reasonable notice for a period of three (3) years following Closing.

11.5 Suspense Accounts.

On the Closing Date, Seller and Operator shall credit to Buyer in the Closing Payment for, and Buyer shall assume, any revenue suspense accounts maintained by Operator holding monies payable to royalty owners, mineral owners and other Persons with an interest in production of Hydrocarbons that Operator has been unable to pay because of title defects, or because such Persons cannot be located or their identity is unknown or other causes. Buyer will assume full and complete responsibility and liability for proper handling and payment of such suspended amounts to the extent of the amount credited by Seller to Buyer in the Closing Payment and all accounts and for all monies payable to royalty owners, mineral owners and other Persons with an interest in production of Hydrocarbons and of maintaining any necessary suspense accounts relating to production of Hydrocarbons. At Closing, Operator shall provide to Buyer a list of all owners, Wells or other Assets for which revenues (and the amount of revenue for each owner that) are being held in suspense.

11.6 Removal of Name.

As promptly as practicable, but in any case within thirty (30) days after the termination of the Transition Services Agreement, Buyer shall eliminate the name of Operator and any Seller and any variants thereof from the Assets and Operator’s Assets and, except with respect to such grace period for eliminating existing usage, and shall have no right to use any logos, trademarks or trade names belonging to Seller or Operator or any of their Affiliates.

11.7 Further Assurances.

From time to time after Closing, each Party shall each execute, acknowledge and deliver to the other Party such further instruments and take such other action as may be reasonably requested in order to more effectively assure to Buyer the full beneficial use and enjoyment of the Assets and the Operator’s Assets and to accomplish the purposes of the Transactions.

11.8 Survival.

The obligations of the Parties set forth in this Article 11 shall survive the Closing in accordance with Section 15.14.

11.9 Change of Operator.

Operator and Seller shall, at no cost or expense to Operator and Seller, support and reasonably cooperate with Buyer’s efforts to be elected as the operator of that portion of the Assets currently operated by Operator.

11.10 Flaring Authorization.

With respect to the flaring of Hydrocarbons described on Section 3.21 of the Disclosure Schedule, Buyer shall, within thirty (30) days after Closing, file, or cause to be filed, with the applicable regulatory authority, such applications as may be required to permit such flaring under applicable Law. Buyer and Seller shall reasonably cooperate with each other in seeking to obtain such required authorization.

11.11 Letters in Lieu.

Prior to the termination of the Transition Services Agreement, Operator and Buyer shall execute and deliver all necessary letters in lieu of transfer orders to be prepared by Operator reasonably acceptable to Buyer directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

11.12 Statements of Revenues and Direct Operating Expenses.

a. If after Closing Buyer is required by the Commission pursuant to the Securities Act of 1933, as amended (the “Act”), the Exchange Act and the rules and regulations adopted by the Commission (the Act, the Exchange Act and such rules collectively referred to as the “Securities Act”) to provide audited statements of revenues and direct operating expenses and tables of supplemental oil and gas disclosures (such tables as required by FAS 69) for the Assets (or any portion thereof), then upon request by Buyer of Seller and Operator, Seller and Operator will make available to Buyer and its representatives, during Seller’s and Operator’s normal business hours, the books, the Records and other information in Seller’s and Operator’s possession (including access to Seller’s and Operator’s auditors), and Seller and Operator will cooperate, to assist Buyer and its representatives at the sole cost and expense of Buyer, with the preparation of the statements of revenues and direct operating expenses and such tables of supplemental oil and gas disclosures for the Assets for up to the most recent fiscal periods ending prior to the Closing Date required by the Securities Act (not to exceed three (3) fiscal years plus, on an unaudited basis, the interim period in 2013 prior to the Closing Date). For the avoidance of doubt, the preparation, completion or audit of any such financial statements shall not be a condition to Closing.

b. Any requests by Buyer for cooperation, access and documentation pursuant to Section 11.12a shall be given with reasonable advance notice to Seller and Operator.

c. For a period of three (3) years following the Closing Date, Seller and Operator shall retain, or cause to be retained, all books, Records, information and documents in their possession that may be necessary in connection with the preparation and audit of the statements of revenues and direct operating expenses with respect to the Assets.

d. Buyer shall reimburse Seller and Operator for their reasonable out-of-pocket costs, including fees of any independent auditor, including general and administrative expenses, incurred by Seller and Operator in complying with the provisions of this Section 11.12.

e. All of the information provided by Seller and Operator pursuant to this Section 11.12, is given without any representation or warranty, express or implied, and no Seller Indemnified Party shall have any liability or responsibility with respect thereto. Buyer, for itself and for each member of the Buyer Indemnified Parties, hereby releases, defends, indemnifies, remises and forever discharges each member of the Seller Indemnified Parties from any and all legal or administrative proceedings, Losses, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which any member of the Buyer Indemnified Parties might now or subsequently may have, based on, relating to or arising out of the information provided by Seller and Operator pursuant to this Section 11.12.

ARTICLE 12

TERMINATION OF AGREEMENT

12.1 Termination.

This Agreement and the Transactions may be terminated in the following instances:

a. By the mutual prior written consent of RoDa, Zeneco, Operator and Buyer:

b. By Buyer, if Seller or Operator shall have failed to perform or observe in any material respect, or is in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform, observe or breach (i) would give rise to the failure of a condition set forth in Sections 10.3a, 10.3b or 10.3c and (ii)(A) is not capable of being satisfied or cured by the Drop-Dead Date or (B) if capable of being satisfied or cured, is not satisfied or cured by seven (7) Business Days following receipt by Seller of written notice stating Buyer’s intention to terminate this Agreement pursuant to this Section 12.1b and the basis for such termination;

c. By RoDa or Zeneco, if Buyer shall have failed to perform or observe in any material respect, or is in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform, observe or breach (i) would give rise to the failure of a condition set forth in Sections 10.4a or 10.4b and (ii)(A) is not capable of being satisfied or cured by the Drop-Dead Date or (B) if capable of being satisfied or cured, is not satisfied or cured by seven (7) Business Days following receipt by Buyer of written notice stating the intention of RoDa and Zeneco to terminate this Agreement pursuant to this Section 12.1c and the basis for such termination;

d. By RoDa or Zeneco on the one hand, or Buyer on the other hand, if Closing has not occurred on or before 5:00 pm local time in Houston, Texas on October 25, 2013; provided that, such date shall be extended, at the written request of RoDa, Zeneco or Buyer, for a period of up to an additional ten (10) days in the event that approval under the HSR Act has not yet been obtained (as extended, the “Drop-Dead Date”); provided, further, that, the Party seeking to terminate this Agreement pursuant to this Section 12.1d shall not have breached its obligations hereunder in any manner that shall have proximately caused the failure to consummate the Closing on or before the Drop-Dead Date;

e. By RoDa or Zeneco on the one hand, or Buyer on the other hand, if the sum of the Purchase Price adjustments under Sections 2.2b(vi), 2.2b(vii), 2.2b(viii) and 2.2b(ix), without duplication, exceeds nine percent (9%) of the Purchase Price; or

f. By RoDa or Zeneco on the one hand, or Buyer on the other hand, if any Governmental Entity shall have issued an order, judgment or decree or taken any other action permanently restraining, enjoining, prohibiting or invalidating the consummation of the Transactions, and such order, judgment, decree or action shall become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 12.1f shall have used commercially reasonable efforts to remove such order, judgment, decree or action; and provided, further, that the right to terminate this Agreement under this Section 12.1f shall not be available to a Party if the issuance of such final, non-appealable order, judgment, decree or action was proximately caused by the failure of such Party to perform any of its obligations under this Agreement.

12.2 Return or Forfeiture of Deposit.

If this Agreement is terminated (a) in accordance with Section 12.1d or 12.1f above, and Buyer was not entitled to exercise such termination right hereunder at the time of such termination (unless, in the case of Section 12.1d, at the time of such termination Buyer had the bona fide right to exercise the termination right under Section 12.1e), or (b) in accordance with Section 12.1c and Buyer was not entitled to exercise its termination right under Section 12.1b at the time of such termination (unless at such time (i) Buyer had the bona fide right to exercise the termination right in Section 12.1e or (ii) the termination right in Section 12.1f was exercisable by Buyer and not by Seller) then, in either case (a) or (b), Buyer shall forfeit and immediately authorize the Deposit Escrow Agent to deliver the Deposit to Seller as liquidated damages, and not as a penalty (it being agreed by the parties that damages from Buyer’s actions may at that time be difficult to ascertain) such forfeiture being Seller’s sole and exclusive remedy, and whereupon this Agreement will terminate and be of no further force and effect except for Section 12.3 below. If this Agreement is terminated in accordance with Section 12.1a above, the mutual written consent of the Parties shall provide for the release of the Deposit upon such termination. If this Agreement is terminated for any reason in accordance with Section 12.1 (other than the reasons set forth in the immediately preceding two sentences), Seller shall immediately authorize the Deposit Escrow Agent to refund to Buyer the Deposit, whereupon this Agreement shall terminate and be of no further force and effect except for Section 12.3 below. If Buyer is (i) ready, willing and able to proceed to Closing and (ii) not in a material breach of any terms of this Agreement, and Seller has failed to perform or observe in any material respect its covenants and agreements or is in breach of its representations and warranties hereunder, then Buyer, in lieu of termination of this Agreement, shall be entitled to seek specific performance of this Agreement, it being specifically agreed that monetary damages may not be sufficient to compensate Buyer; provided, that the foregoing shall not constitute an election of remedies and shall not limit Buyer’s right to exercise any other remedies available to it at law or in equity.

12.3 Return of Information; Confidentiality.

If this Agreement is terminated prior to the Closing:

a. Buyer shall destroy all information and material and all copies thereof delivered to Buyer by Seller and/or its representatives in regard to the Assets or otherwise pursuant to the terms of this Agreement; and

b. The Confidentiality Agreement shall remain in effect in accordance with its terms, but for a period ending on the date twelve (12) months after the Closing Date specified in Section 10.1.

12.4 Liabilities Prior to Closing or Termination.

Until Closing or the earlier termination of this Agreement, if this Agreement is breached, unless otherwise provided herein, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies, and each Party shall be entitled to all of such remedies, including damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance (without the necessity of posting bonds or other security) of this Agreement, the assignments and certificates to be executed pursuant thereto, and the transactions contemplated hereunder and thereunder (including, any liability for Losses incurred as a result of a breach by a Party of such representations, warranties, covenants, agreements or other obligations occurring prior to such termination); provided, that in no event shall any Party be liable to the other Parties for any exemplary, punitive, special, indirect, consequential, loss of profits, remote or speculative damages. This Section 12.4 shall survive termination of this Agreement.

ARTICLE 13

TAXES

13.1 Apportionment of Taxes: General Allocation.

All taxes, including, excise taxes, state severance taxes, ad valorem taxes, property taxes, production taxes, net profits taxes, and any other local, state and/or federal taxes or assessments, based upon or measured by the ownership of the Assets or the Operator’s Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but, for the avoidance of doubt, excluding any and all income taxes (“Taxes”), for all taxable periods during Seller’s or Operator’s period of ownership prior to the Effective Time shall remain Seller’s or Operator’s responsibility, as applicable, and all deductions, credits, and refunds pertaining to such Taxes attributable to taxable periods prior to the Effective Time, no matter when received, shall belong to Seller or Operator, as applicable. All Taxes for all taxable periods from and after the Effective Time shall be the responsibility of Buyer. If ad valorem, property or similar Taxes are assessed for any period that includes the Effective Time, they shall be apportioned to Seller based on the number of days in the applicable period falling before the Effective Time and to Buyer based on the number of days falling on or after the Effective Time. Production Taxes and similar Taxes measured by units of production, and severance Taxes, shall be apportioned to Seller based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before the Effective Time and to Buyer based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, on or after the Effective Time. The amount of Taxes, if any, apportioned to either Party shall be accounted for to the extent known in the adjustments to the Purchase Price pursuant to Section 2.2 at Closing and shall be finally reconciled in the Final Settlement Statement pursuant to Section 11.1 based on then-current information. To the extent not otherwise taken into account as an adjustment to the Purchase Price, Buyer or Seller, as appropriate, shall pay to the other Party, within 15 days of notice, the amount of any Taxes for which it is responsible pursuant to this Section 13.1. Notwithstanding the foregoing, this Section 13.1 shall not apply to income, franchise, corporate, business and occupation, business license and similar Taxes, and Tax returns therefor, which shall be borne, paid and filed by the Party responsible for such Taxes under applicable Law.

13.2 Transfer Taxes.

The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets and Operator’s Assets pursuant to this Agreement. “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

13.3 Tax Reports and Returns.

For Tax periods in which the Effective Time occurs, Seller agrees to forward to Buyer, within 15 days of receipt, copies of any tax reports and returns received by Seller after Closing and to provide Buyer with any information Seller has that is reasonably necessary for Buyer to file any required Tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 13.1, to pay all Taxes payable with respect to the Assets and Operator’s Assets.

13.4 Tax Form 8594.

For federal income tax purposes, the Parties agree that the Purchase Price shall be allocated among the Assets and Operator’s Assets transferred to Buyer in accordance with the principles of Code Section 1060 and to each Asset on a property by property (e.g., lease by lease, well by well, etc.) basis (the “Tax Allocations”). Buyer agrees to provide Seller and Operator with a copy of such proposed Code Section 1060 allocation within 60 days after Closing; provided, however, that Buyer shall use commercially reasonable efforts to provide a proposed allocation of value on a leasehold and acreage basis for purposes of the property by property allocation within 5 days before Closing. Buyer, Seller and Operator shall negotiate in good faith to resolve any disagreement regarding the Tax Allocations within 180 days after Closing, and, after the resolution of any such disputes and after taking into account any adjustments agreed by the Parties acting in good faith to account for subsequent adjustments to the Purchase Price, agree that (i) the Tax Allocations, if agreed, shall be used by Seller, Operator and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax returns, including Internal Revenue Service Form 8594 and (ii) neither Buyer, Seller or Operator, nor their Affiliates, will take positions inconsistent with such Tax Allocations in notices to Governmental Entities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement, except as required by applicable Law.

13.5 Indemnification Payments.

Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as adjustments to the Purchase Price for Tax purposes.

ARTICLE 14

ASSUMPTION AND RETENTION OF

OBLIGATIONS, INDEMNIFICATION

14.1 Buyer’s Assumption of Liabilities and Obligations.

Upon Closing, except for the Retained Liabilities and matters for which any Buyer Indemnified Party is entitled to indemnification from Seller pursuant to Section 14.4a and subject to Section 15.15, Buyer agrees to assume and pay, perform, fulfill and discharge (collectively, the “Assumed Liabilities”):

a. all obligations and liabilities of Seller, known or unknown, to the extent same relate to the ownership and operation of the Assets assigned or conveyed to Buyer pursuant to this Agreement, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including (i) all claims, costs, expenses, liabilities and obligations accruing or relating to the Assets, the Transferred Agreements, the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation and marketing of Hydrocarbons from the Assets, and (ii) the payment of Property Expenses, the payment of Taxes, and the payment of royalties and overriding royalties and of production or proceeds to forced pooled interest owners in each case attributable to production from the Leases;

b. Buyer’s Plugging and Abandonment Obligations;

c. all obligations of Seller relating to claims, costs, expenses, liabilities and obligations (including any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all Persons and any agency or other body of federal, state or local government on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves the Assets or Lands, whether created or arising before, at, or after the Effective Time, including the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands, including all claims, costs, expenses, liabilities and obligations arising out of or under any Environmental Laws;

d. Imbalances with respect to the Assets attributable to production after the Effective Time; and

e. any other obligation or liability assumed by Buyer pursuant to the provisions of this Agreement.

14.2 Buyers’ Plugging and Abandonment Obligations.

Upon Closing, except for the Retained Liabilities and except for matters for which Buyer is entitled to indemnification from Seller pursuant to Section 14.4a and subject to Section 15.15, Buyer assumes full responsibility and liability for all plugging and abandonment obligations of Seller related to the Assets (“Buyer’s Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, at or after the Effective Time, which Buyer’s Plugging and Abandonment Obligations shall include the obligation to conduct the following operations in a good and workmanlike manner and in compliance with all applicable Laws:

a. The necessary and proper plugging, replugging and abandonment of all wells located on the Lands, including the Wells;

b. The necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on the Lands or comprising part of the Assets;

c. The necessary and proper capping and burying of all associated flow lines located on the Lands or comprising part of the Assets;

d. The necessary and proper restoration of the surface and subsurface to the condition required by applicable laws or regulations (except for Environmental Laws that are addressed in other provisions of this Agreement) or contract;

e. All obligations relating to the items described in Section 14.2a through 14.2d arising from contractual requirements and demands made by courts, or authorized regulatory bodies; and

f. Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by Governmental Entities.

14.3 Retention of Liabilities and Obligations.

a. Upon Closing, Seller shall retain all claims, costs, expenses, liabilities and obligations accruing to or arising from (collectively, the “Seller Retained Liabilities”):

(i) the rights, properties or assets excepted, reserved and excluded from the sale contemplated hereby pursuant to Section 1.3, including the Excluded Assets;

(ii) any liabilities relating to the items disclosed on Sections 3.9, 3.21 or 3.26 of the Disclosure Schedule;

(iii) any liabilities of Seller under the Settlement Agreement, except for the payment of proceeds of production to record title holders;

(iv) except as to Buyer’s obligations under Section 7.5, all claims, costs, expenses, liabilities and obligations accruing to or arising from the Home Run Field Release;

(v) off-site disposal of any substance defined or regulated as a “pollutant,” “hazardous waste,” or “hazardous substance” under any Environmental Law, to the extent that such disposal occurred during the period on or before the Closing Date or to the extent otherwise attributable to the period during Seller’s ownership or operation of the Assets;

(vi) Taxes that are the responsibility of Seller pursuant to Article 13;

(vii) any liabilities resulting from any claim by one or more of the Seller Indemnified Parties against another Seller Indemnified Party; and

(viii) any claims between any Seller or between Seller and Operator related to the Assets.

b. Upon Closing, Operator shall retain all claims, costs, expenses, liabilities and obligations accruing to or arising from any liabilities for salaries, wages, and benefits and all other claims, costs, expenses, liabilities, and other obligations related to the employment of the Employees on or before the date of employment of such Employee by Buyer or its Affiliates (the “Operator Retained Liability” and, together with the Seller Retained Liabilities, the “Retained Liabilities”).

14.4 Indemnification.

After the Closing, Buyer and Seller shall indemnify each other as follows:

a. Seller’s Indemnification of Buyer. Subject to the limitations set forth herein, each Seller shall defend, indemnify, save and hold harmless Buyer, its Affiliates and their respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against all Losses which arise from or in connection with: (i) the Seller Retained Liabilities; (ii) any breach of representations, warranties, covenants or agreements by Seller under this Agreement; (iii) the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith; (iv) the payment of Property Expenses attributable to the period prior to the Effective Time (except to the extent that Buyer has received an adjustment to the Purchase Price with respect to such Property Expenses and excluding Property Expenses relating to the environmental Assumed Liabilities and Buyer’s Plugging and Abandonment Obligations); (v) the payment of royalties, overriding royalties and of production or proceeds to forced pooled interest owners or other owners in each case attributable to production from the Leases prior to the Effective Time (except to the extent attributable to amounts held in Suspense Accounts transferred to Buyer as provided in Section 11.5 hereof); (vi) personal injury claims or third party property damage claims (other than, in each case, such claims relating to or arising from alleged violation of Environmental Laws or otherwise pertaining to pollution) relating to the ownership or operation of the Assets prior to the Effective Time during Seller’s period of ownership of the Leases; (vii) personal injury claims and third party property damage (other than pollution damage) claims related to the period between the Effective Time and the Closing Date to the extent attributable to Seller’s gross negligence or willful misconduct; and (viii) Imbalances with respect to the Assets attributable to production prior to the Effective Time (except to the extent that Buyer has received an adjustment to the Purchase Price with respect to such Imbalance). The obligations of each Seller under this Section 14.4a shall be joint, but not several; provided, that, to the extent such obligations relate to Party-Specific Breaches, each Seller shall be solely (and not jointly) obligated to indemnify the Buyer Indemnified Parties for the Losses relating to or resulting from its own Party-Specific Breaches (subject to the other terms and limitations herein).

b. Buyer’s Indemnification of Seller. Subject to the limitations set forth herein, and except for matters for which Seller is required to indemnify the Buyer Indemnified Parties, Buyer shall defend, indemnify, save and hold harmless Seller, their Affiliates and their respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Seller Indemnified Parties”), from and against all Losses which arise from or in connection with (i) the Assumed Liabilities (including Claims for Assumed Liabilities for which it may subsequently be determined that Seller is not obligated or liable for), (ii) any breach of representations, warranties, covenants, or agreements by Buyer under this Agreement, and (iii) any claims asserted by a third Person against any of the Seller Indemnified Parties, other than Retained Liabilities, known or unknown, to the extent the same relate to the ownership or operation of the Assets assigned or conveyed to Buyer pursuant to this Agreement.

c. Scope. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PERSON’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

d. Survival. The obligations set forth in this Section 14.4 shall survive the Closing in accordance with Section 15.14.

14.5 Procedure.

The indemnification obligations contained in Section 14.4 shall be implemented as follows:

a. Claim Notice. The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which shall state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within ten (10) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

b. Information. Within twenty (20) days after the Indemnified Party receives notice of a claim or legal action brought by any third party that may result in a Loss for which indemnification may be sought under this Article 14 (“Third Party Claim”), the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party, together with copies of all pleadings and other information with respect to such Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.5b shall not relieve the Indemnifying Party of its obligations to provide indemnity except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Third Party Claim (to the extent only that such Third Party Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent. If the Indemnifying Party elects to assume control of a Third Party Claim or legal action, (A) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (B) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Third Party Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any Third Party Claim, legal action or other matter to which such other Party’s indemnification under this Section 14.5 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense, but only if such Indemnifying Party is determined to have had an obligation to indemnify such Indemnified Party pursuant to Article 14; provided, however, that (1) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnified Party without the Indemnifying Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnified Party (and no injunctive or other equitable relief is imposed upon the Indemnifying Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnifying Party from all liability with respect thereto and (2) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent. If such a Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Third Party Claim or either party’s position with respect to such Third Party Claim.

14.6 Limitation on Claims.

a. Neither Party shall be required to indemnify any Indemnified Parties for any individual Claim of less than two hundred thousand dollars ($200,000) (the “Individual Deductible”).

b. Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any Claim unless, and then only to the extent that, the aggregate amount of such Losses exceeds one and three-fourths percent (1.75%) of the Purchase Price (the “Claims Threshold”).

c. Seller shall not be required to indemnify the Buyer Indemnified Parties to the extent that the aggregate amount of all Claims for which Seller is required to indemnify the Buyer Indemnified Parties exceeds five percent (5%) of the Purchase Price (the “Indemnity Cap”) (which, for the avoidance of doubt, shall include any cash paid from the Indemnity Escrow Account with respect to such Claims);

provided, however, that the following Claims (collectively, the “Core Claims”) shall not be subject to the Individual Deductible, the Claims Threshold or the Indemnity Cap: (i) Claims with respect to Taxes; (ii) Claims with respect to breach by Seller of the representations and warranties in the Fundamental Representations; (iii) Claims in respect of the Seller Retained Liabilities; and (iv) Claims with respect to breach by Seller of the special warranty of title contained in the Assignment, Bill of Sale and Conveyance; provided, further, that, with respect to Claims under Section 14.4a(vi) and (vii), the amount of any Loss is subject to the Indemnity Cap to the extent that such amount is not recoverable under the applicable insurance policies of Seller and Operator. Claims with respect to breach by Buyer of the representations and warranties in Sections 5.1 through 5.5 and Section 5.10 and Claims against Buyer for Assumed Liabilities shall not be subject to the Individual Deductible. Notwithstanding the foregoing exceptions to the Indemnity Cap, in no event shall Seller have liability, in the aggregate, under this Agreement in excess of the Purchase Price.

d. Any Claim for indemnification by any Buyer Indemnified Party or Seller Indemnified Party under Article 14 shall be made in writing as provided herein on or before the expiration of the applicable Survival Period as provided in Section 15.14; provided, however, there shall be no termination of any bona fide claim for which a Claim Notice is given under this Agreement prior to the expiration of the applicable Survival Period.

e. Any liability for indemnification under this Agreement shall be determined without duplication of (i) recovery by reason of the state of facts (A) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (B) taken into account in determining any adjustment to the Purchase Price under Section 2.2; and (ii) any insurance proceeds realized by and paid to such Indemnified Parties in respect of such claim.

f. Subject to Sections 15.11 and 15.12, any disputes or liabilities arising under any joint operating agreement relating to the Assets in effect prior to the Closing Date, the joint operating agreement delivered at Closing by Buyer and Operator, the Amendment, and the

Stipulations as amended by the Amendment, shall be governed by and subject to the terms of such agreements (as applicable) and applicable Laws, and shall in no event be subject to any Claim of indemnification under the terms and conditions of this Agreement.

g. For the purpose of determining the amount of any Losses that are the subject matter of a Claim (and not for determining whether any breach has occurred), the representations, warranties and covenants in this Agreement shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation, warranty or covenant; provided, however, that for purposes of determining whether any breach has occurred with respect to any breach of the representations in Sections 3.11, 3.12, 3.17, 3.21 and 3.27, materiality qualifications as to matters qualified by “knowledge” shall be interpreted to mean matters involving at least five hundred thousand dollars ($500,000).

14.7 Escrow Claims.

a. The Indemnity Escrow Fund shall be the Buyer Indemnified Parties’ sole recourse and exclusive source of funds for satisfaction of all Claims pursuant to Section 14.4a (except for any Core Claims) in connection with, arising out of or resulting from the subject matter of this Agreement and the Transactions. With respect to the Core Claims, Buyer may, at its option, subject to the provisions and limitations of this Agreement, proceed directly against RoDa or Zeneco, as the case may be, or proceed against the Indemnity Escrow Fund, which shall not considered to be an election of remedies.

b. Except to the extent of the amounts provided in the Indemnity Escrow Fund and for any breach based on fraud or intentional misrepresentation, Seller shall not under any circumstance have any liability or obligation for the satisfaction of any Claims in connection with, arising out of or resulting from the subject matter of this Agreement and the Transactions, except solely for Core Claims. Seller shall not under any circumstance have any liability or obligation for the satisfaction of any Core Claims except to the extent the amount of such Core Claims exceeds the then-remaining Indemnity Escrow Fund remaining after satisfaction of all Claims other than Core Claims timely asserted, and which are paid from such remaining Indemnity Escrow Fund. A Seller’s share of the Indemnity Escrow Fund shall be reduced, dollar for dollar, in respect of disbursements made to Buyer Indemnified Parties to satisfy such Seller’s Party-Specific Breaches. A Seller shall have a right of contribution against the other Seller to the extent that its share of the Indemnity Escrow Fund is used to satisfy (i) any Claim in respect of such other Seller’s Party-Specific Breaches and/or (ii) any portion of such other Seller’s pro rata share of any other Claim.

c. In the event Seller does not dispute any claim for indemnification made by any Buyer Indemnified Party, Seller and Buyer shall provide written instructions to the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement to disburse to the applicable member(s) of the Buyer Indemnified Parties the amount of the undisputed claim, to the extent of available Indemnity Escrow Funds in the Indemnity Escrow Account. In the event Seller does dispute any claim for indemnification made by any member of the Buyer Indemnified Parties, then upon final determination of liability (or a settlement between the applicable parties) with respect to such claim, the Parties shall provide written instructions to the Indemnity Escrow

Agent to disburse to the applicable member(s) of the Buyer Indemnified Parties the amount determined by such final determination or settlement to be due, to the extent of available Indemnity Escrow Funds in the Indemnity Escrow Account.

d. On the first (1st) anniversary of the Closing Date, the Parties shall instruct the Indemnity Escrow Agent to release to Seller the difference between the then existing amount of the Indemnity Escrow Fund and the aggregate amount of all unsatisfied claims for indemnification that any member of the Buyer Indemnified Parties has made on or before the date of such first (1st) anniversary pursuant to this Article 14. Any amount remaining in the Indemnity Escrow Fund for such unsatisfied claims shall remain in escrow until a final determination of liability (or a settlement between the parties) with respect to such claims is made pursuant to this Agreement.

14.8 No Insurance; Subrogation.

To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves, their successors and assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.9 Reservation as to Non-Parties.

Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Person not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.

14.10 Exclusive Remedy.

The sole and exclusive remedy of Buyer and Seller with respect to the Assets shall be pursuant to the express provisions of this Agreement and the assignments executed pursuant thereto. Without limitation of the foregoing, if the Closing occurs, the sole and exclusive remedy of Buyer and Seller, for any and all: (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law (except for any breach based on fraud or intentional misrepresentation and except for the representations and warranties made by Operator in Article 4). If the Closing occurs, Buyer and Seller shall also be deemed to have waived, to the fullest extent permitted by law, any right to contribution against the other (including any contribution claim arising under any applicable Environmental Law) and any and all other rights, claims and causes of action it may have against the other arising under or based on any federal, state or local statutes, law, ordinance, rule or regulation or common law or otherwise.

14.11 Waiver of Right to Rescission.

Buyer and Seller acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Transactions. Buyer and Seller waive any right to rescind this Agreement, the sale of the Assets to Buyer, or any of the Transactions.

14.12 Anti-Indemnity Statute Limitation.

Notwithstanding the other provisions of this Agreement, to the extent, if at all, that North Dakota or Montana statutes are applicable, no provision of this Agreement shall be construed or applied to require any Indemnifying Party to indemnify any Indemnified Party against loss or liability for damages for (i) death or bodily injury to persons, (ii) injury to property or (iii) any other loss, damage or expense arising under (i) or (ii) from the sole or concurrent negligence of such Indemnified Party or its agents or employees, the sole or concurrent negligence of an independent contractor who is directly responsible to such Indemnified Party, or any accident that occurs in operations carried on at the direction or under the supervision of such Indemnified Party or an employee or representative of such Indemnified Party or in accordance with methods and means specified by such Indemnified Party of employees or representatives of such Indemnified Party.

ARTICLE 15

MISCELLANEOUS

15.1 Exhibits and Schedules.

The Exhibits and Disclosure Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. In the event of a conflict or inconsistency between the provisions of the Exhibits or Disclosure Schedules and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma transaction documents attached to this Agreement as Exhibits or Disclosure Schedules and the transaction documents actually executed by the Parties, the provisions of the executed transaction documents shall take precedence.

15.2 Expenses.

Except as otherwise specifically provided, all fees, costs and expenses incurred by any Party in negotiating this Agreement or in consummating the Transactions shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.

15.3 Notices.

All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to RoDa:

c/o Reed Smith LLP

10 South Wacker Drive, Suite #4000

Chicago, Illinois 60606-7507

Telephone: (312) 207-6417

Direct: (312) 208-4455

Facsimile: (312) 207-6400

Email: lgreenblatt@reedsmith.com

Attention: Mr. Lewis B. Greenblatt

With a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

Telephone:	(713) 229-1234
Facsimile:	(713) 229-1522
Email:	paul.perea@bakerbotts.com
mike.bengtson@bakerbotts.com
jeremy.kennedy@bakerbotts.com
Attention:	Paul F. Perea
Michael L. Bengtson
Jeremy R. Kennedy

If to Zeneco or Operator:

Zenergy, Inc.

One Warren Place

6100 South Yale Avenue, Suite 1700

Tulsa, Oklahoma 74136

Telephone: (918) 488-6400

Facsimile: (918) 488-6570

Email: Michele.Knotts@zenergyok.com

Attention: Michele Knotts

With a copy, which shall not constitute notice, to:

White, Coffey & Fite, P.C.

Attorneys At Law

P.O. Box 54783

Oklahoma City, Oklahoma 73154

Telephone (405) 842-7545

Direct (405) 842-7570

Facsimile (405) 840-9890

Email: jwhite@wcgflaw.com

Attention: James U. White, Jr.

If to Buyer:

Oasis Petroleum North America LLC

1001 Fannin, Suite 1500

Houston, Texas 77002

Telephone: (281) 404-9606

Facsimile: (281) 404-9704

Email: nlorentzatos@oasispetroleum.com

Attention: Niko Lorentzatos

With a copy, which shall not constitute notice, to:

DLA Piper

1000 Louisiana Street, Suite 2800

Houston, Texas 77002

Telephone: (713) 425-8419

Facsimile: (713) 300-6019

Email: jack.langlois@dlapiper.com

Attention: Jack Langlois

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if faxed, when the time when received by the addressee, and receipt has been confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent overnight courier, when received. Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4 Entire Agreement.

This Agreement, the documents to be executed hereunder and the Exhibits and Disclosure Schedules attached hereto constitute the entire Agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

15.5 Amendments; Waivers.

Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment of waiver. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

15.6 Assignment.

The rights, duties and obligations of the Parties under the Agreement may not be assigned or transferred, by operation of Law or otherwise, nor may the duties hereunder be delegated, by either of the Parties, except with the prior written consent of the other Party; provided, however, that at any time after the Closing Date the Buyer shall have the right to assign any rights to any Assets or the Operator’s Assets at any time, subject to any applicable, approved consents or preferential rights that may be applicable to such an assignment.

15.7 Headings.

The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.8 Counterparts.

This Agreement may be executed by each Party in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax or PDF signatures.

15.9 References; Certain Definitions.

References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, limited liability companies, partnerships or corporations. As used in this Agreement, the term “including” shall mean “including without limitation.” References in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, except as otherwise indicated.

As used herein the following terms shall have the meaning ascribed to them below.

a. “Affiliate” means, when used with respect to any Person, any Person which is directly or indirectly controlled by, controlling or under common control with such Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract, or otherwise.

b. “Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

c. “Chain of Title Consent” means any consent or approval of a Governmental Entity customarily obtained after Closing with respect to chain of title insofar as such Governmental Entity is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied.

d. “Claim” means any claim for indemnification pursuant to Section 14.4, including any Third Party Claims.

e. “Confidentiality Agreement” means the Confidentiality Agreement, dated April 3, 2013, between Buyer and Seller.

f. “DSU” means the lands set forth in Exhibit A-1 under the column heading “DSU”.

g. “Environmental Law” means any applicable Law issued by any Government Entity in effect on or before the Closing Date relating to the protection of the environment or the release or disposal of waste materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Oil Pollution Act (33 U.S.C. §§ 2702-2761), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 301-313), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C.§ 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all other Federal, State, tribal and local Laws relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances on or into the workplace or the environment (including ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be amended, supplemented or reauthorized from time to time.

h. “Environmental Liabilities” means (i) any condition or circumstance affecting an Asset that constitutes a violation of Environmental Law or an environmental Permit, or that with notice or the passage of time, or both, would constitute a violation of Environmental Law or an environmental Permit or would otherwise require any response actions under Environmental Law, and (ii) all environmental response costs, settlements, consulting fees, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other damages incurred or imposed (or that would be incurred or imposed with notice or the passage of time, or both) in connection with a condition or circumstance referenced in clause (i).

i. “Fundamental Representations” means the representations and warranties set forth in Sections 3.1-3.7.

j. “Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory or administrative authority or other division or instrumentality thereof.

k. “Hazardous Substances” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, medical waste and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which is prohibited, limited, regulated or for which liability or standards of conduct may be imposed by any Governmental Entity.

l. “Home Run Field Release” means the saltwater pipeline spills that occurred on or about August 2005 and January 2006, originating from a failed poly line in Operator’s produced saltwater gathering system which is part of the Zenergy-Wolf SWD 1 injection system.

m. “Indemnity Escrow Agent” means that certain escrow agent that is a party to the Indemnification Escrow Agreement.

n. “Indemnity Escrow Agreement” means that certain Escrow Agreement by and among Seller, Operator, Buyer and the Indemnity Escrow Agent, dated as of the Closing Date.

o. “knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to (i) in the case of Buyer, any of the following: Taylor Reid, Kent Beers and Tom Hawkins; (ii) in the case of Zeneco or Operator, any of the following: Robert M. Zinke, Richard E. Siler, Michele R. Knotts, Robert McNamara, Joe Gold, Robert Graham, and Keith Hill; and (iii) in the case of RoDa, any of the following: RoDa LLC, Dean Cox, Lewis Greenblatt and any individual listed in clause (ii) above.

p. “Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

q. “Losses” means any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, any special, consequential, indirect, remote or speculative, punitive or exemplary damages, or loss of profits incurred by an Indemnified Party, other than those actually paid in respect of a Third Party Claim. Losses arising from diminution of value of an Asset or Operator’s Asset shall in no event exceed the Allocated Value of such Asset set forth in Exhibit C, less the net proceeds received by Buyer therefrom.

r. “Lowest Cost Response” means the response, including remediation, to Environmental Defects which is in accordance with Environmental Law or this Agreement at the lowest cost as compared to any other response that is in accordance with Environmental Law. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be in accordance with Environmental Law and Buyer’s use of the property is not materially affected. Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys, (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the asset), (c) overhead costs of Buyer or its Affiliates, (d) costs or expenses incurred in connection with remediation that is not required by Environmental Law or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Law and/or (e) any costs or expenses relating to any expansion, renovation or change in use of the asset.

s. “Material Adverse Effect” means an event, change or circumstance that results in a material adverse effect on the ownership or operation of the Assets and the Operator’s Assets, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect, or be taken into account in determining whether any Material Adverse Effect shall have occurred: (a) changes in oil, gas or other commodity prices; (b) changes in economic or political conditions or financial markets; (c) changes in or conditions (1) generally affecting the oil and gas exploration, development and/or production industry or industries or (2) generally affecting such industry or industries in Montana or North Dakota; (d) changes in or recalculations in Hydrocarbon reserves or reserve categories; (e) any results of drilling or changes in the rates of production of any Wells; (f) acts of God, including floods, earthquakes, hurricanes, storms and other natural disasters; (g) acts or failures to act of Governmental Entities; (h) civil unrest or similar disorder; (i) terrorist acts; (j) changes in Law or generally accepted accounting principles or in the interpretation or enforcement thereof; (k) effects or changes that are cured or no longer exist by the Closing Date; or (l) changes resulting from the announcement of the transactions contemplated by any Transaction Document or from entering into or consummating the Transactions.

t. “Material Agreements” means any Transferred Agreement (i) which can reasonably be expected to generate gross revenue per year for the owner of the Assets in excess of $200,000 or to require expenditures per year chargeable to the owner of the Assets in excess of $200,000, or (ii) that is one or more of the following types: (1) contracts for the gathering, treatment, processing, handling, storage, measurement or transportation of Hydrocarbons or water; (2) operating agreements and unit operating agreements; (3) contracts for the purchase, sale or exchange of Hydrocarbons or water (excluding transportation and processing contracts) that will be binding on Buyer or the Assets after Closing that Buyer will not be entitled to terminate at will (without penalty or liability) on ninety (90) days’ notice or less; (4) purchase agreements for the acquisition of Leases, farming and farmout agreements, exploration agreements, participation agreements for drilling of oil and/or gas wells, and similar agreements providing for the earning of an interest; or otherwise obligating Seller or its Affiliates to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets, agreements containing area of mutual interests, non-solicitation or non-competition provisions or similar provisions, agreements containing favored nations provisions, agreements that provide for assignment of any interests in the Properties; (5) partnership agreements, joint venture agreements and similar agreements, including but not limited to any tax partnership agreement of or binding upon Seller affecting any of the Assets; or (6) all agreements between, on the one hand, any Seller and any other Seller or Operator or any Affiliates of any of them, and on the other hand, any Seller and any other Seller or Operator or any Affiliates of any of them (x) that will be binding on Buyer or the Assets after Closing or for which Buyer will be required to provide any indemnity pursuant to this Agreement, or (y) that will result in any Purchase Price adjustments pursuant to Section 2.2.

u. “Party-Specific Breaches” means, with respect to RoDa and Zeneco: (i) any breach by such Party of its respective covenants or agreements contained in this Agreement, (ii) any breach by such Party of its respective Fundamental Representations or the representations and warranties contained in Section 3.10 or Section 3.24, and (iii) any breach or other Claim associated with an Excluded Asset in which the other Seller has no ownership interest.

v. “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, limited liability limited partnership, Governmental Entity, unincorporated organization or other entity.

w. “Settlement Agreement” means that certain Settlement Agreement between Seller, Operator, RoDa Drilling Company, LLC, Zavanna, LLC, Palace Exploration Company, Robert M. Zinke, Bistate Oil Management Corp., Bistate Oil Company, Inc., Spring Creek Exploration & Production Co., LLC, Coleman Oil Inc., Prairie Petroleum, Inc., Great Plains Exploration, Inc., and William L. Coleman dated at or around June 23, 2010.

x. “Specified Material Agreements” means all Material Agreements or samples representative of the terms thereof to which the Buyer was not provided access prior to the date hereof.

y. “Transactions” means the transactions contemplated by this Agreement.

z. “Transaction Documents” means this Agreement and any assignment or certificate to be executed pursuant thereto.

15.10 Cross-References.

As used herein, the following terms shall have the meaning ascribed to them in the following Sections of this Agreement.

Term	Section
1031 Exchange	8.5
Act	11.12
AFEs	3.25
Aggregate Benefit Threshold	9.4c
Aggregate Benefit Deductible	9.4b
Agreement	Preamble
Allocated Value	2.3
Amendment	7.3
Arbitrator	11.2
Arbitration Decision	9.5d
Arbitration Notice	11.2
Assets	Recitals
Assumed Liabilities	14.1
Buyer	Preamble
Buyer Indemnified Parties	14.4a

Buyer Indemnity Obligations	1.2i
Buyer’s Plugging and Abandonment Obligations	14.2
Capital Projects	3.25
Casualty Loss	9.6
Claim Notice	14.5
Claims Threshold	14.6b
Closing	10.1
Closing Date	10.1
Closing Payment	2.1a
Code	3.5
Commission	5.21
Consent Agreement	7.5j
Core Claims	14.6c
Credit Agreement	5.10
Cure Period	9.2c
Defensible Title	9.7a
Deposit	2.1a
Deposit Escrow Account	2.1a
Deposit Escrow Agent	2.1a
Deposit Escrow Agreement	2.1a
Disclosure Schedule	Article 3
Disputed Title Matters	9.5
Effective Time	1.5
Employees	8.3
Environmental Defect	9.7e
Equipment	1.2e
Exchange Act	11.12a
Excluded Assets	1.3
Excluded After Payout Interests	1.3q
Excluded Mineral Interests	1.3t
Excluded Overriding Royalty Interest	1.3r
Extracted Water	7.5c
Final Disputed Title Matters	9.5a
Final Payment Amount	11.1b
Final Settlement Date	11.1b
Final Settlement Statement	11.1b
HSR Act	8.2a
Hydrocarbons	1.2d
Imbalances	3.15
Indemnified Party	14.5a
Indemnifying Party	14.5a
Indemnity Cap	14.6c
Indemnity Escrow Account	10.2m
Indemnity Escrow Fund	10.2m
Individual Benefit Threshold	9.4c

Individual Deductible	14.6a
Individual Defect Threshold	9.4b
JIBs	1.2h
Lands	1.2a
Leases	1.2a
Mescalero	1.3q
Monson Settlement Agreement	7.5j
NDDH	7.5d
NDIC	7.5d
NDIC Stipulation	7.5j
NORM	3.21
Oasis	15.20
Operator	Preamble
Operator Retained Liability	14.3b
Operator’s Assets	Recitals
Parent	15.20
Party	Preamble
Permits	3.11
Permitted Encumbrances	9.7b
Phase II Request	6.2b
Preferential Right	6.5a
Preferential Right Property	6.5b
Preliminary Settlement Statement	11.1a
Prior Excluded Overriding Royalty Interest	1.3s
Properties	1.2c
Property Expenses	2.2
Purchase Price	2.1a
Records	1.2h
Required Consent Lease	6.4c
Restricted Interest	6.6a
Restricted Opportunity	6.6a
Restricted Person	6.6a
Retained Liabilities	14.3b
RoDa	Preamble
Securities Act	11.12
Seller	Preamble
Seller Credit Obligation	7.4a
Seller Indemnified Parties	14.4b
Seller Retained Liabilities	14.3a
Stipulations	7.3
Survival Period	15.14a
Tax Allocations	13.4
Taxes	13.1
Third Party Claim	14.5
Title Arbitration Notice	9.5a

Title Arbitrator	9.5b
Title Benefit Amount	9.3b
Title Benefit Property	9.3a
Title Claim Date	9.2a
Title Benefit	9.7d
Title Defect	9.7c
Title Defect Amount	9.2d
Title Defect Notice	9.2a
Title Defect Property	9.2a
Transferred Agreements	1.2f
Transferred Preferential Right Property	6.5c
Transfer Taxes	13.2
Transition Services Agreement	10.2f
Units	1.2b
Wells	1.2c
Wolf Assets	7.5a
Wolf Salt Water Disposal Well	7.5j
Wolf Settlement Agreement	7.5j
Zeneco	Preamble

15.11 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS; PROVIDED, THAT MATTERS ARISING UNDER THIS AGREEMENT RELATED TO OPERATOR’S REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH DAKOTA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NORTH DAKOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NORTH DAKOTA.

15.12 Consent to Jurisdiction; Venue.

THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN FEDERAL COURT (OR STATE COURT TO THE EXTENT FEDERAL JURISDICTIONAL REQUIREMENTS ARE DETERMINED TO NOT HAVE BEEN MET) LOCATED IN DALLAS COUNTY IN THE STATE OF TEXAS; EXCEPT THAT WITH RESPECT TO MATTERS UNDER THIS AGREEMENT RELATING TO (A) OPERATOR’S REAL PROPERTY, THE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL

EXCLUSIVELY LIE IN FEDERAL COURT (OR STATE COURT TO THE EXTENT FEDERAL JURISDICTIONAL REQUIREMENTS ARE DETERMINED TO NOT HAVE BEEN MET) LOCATED IN MCKENZIE COUNTY IN THE STATE OF NORTH DAKOTA, AND (B) THE EXCLUDED OVERRIDING ROYALTY INTERESTS OR THE EXCLUDED AFTER PAYOUT INTERESTS, THE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN FEDERAL COURT (OR STATE COURT TO THE EXTENT FEDERAL JURISDICTIONAL REQUIREMENTS ARE DETERMINED TO NOT HAVE BEEN MET) LOCATED IN TULSA COUNTY IN THE STATE OF OKLAHOMA. THE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY SELLER OR OPERATOR PURSUANT TO THIS AGREEMENT, BUT NOT INVOLVING BUYER, SHALL EXCLUSIVELY LIE IN FEDERAL COURT (OR STATE COURT TO THE EXTENT FEDERAL JURISDICTIONAL REQUIREMENTS ARE DETERMINED TO NOT HAVE BEEN MET) LOCATED IN TULSA COUNTY IN THE STATE OF OKLAHOMA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH FEDERAL COURTS (OR STATE COURTS TO THE EXTENT FEDERAL JURISDICTIONAL REQUIREMENTS ARE DETERMINED TO NOT HAVE BEEN MET) FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES HEREBY WAIVE TRIAL BY JURY (WITHOUT REGARD TO VENUE) IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

15.13 Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

15.14 Survival.

a. Unless otherwise provided herein, the covenants, obligations, representations and warranties set forth in this Agreement or in any assignment or certificate to be executed pursuant hereto, shall survive: (i) the Closing; and (ii) the delivery and acceptance of the Assignment, Bill of Sale and Conveyance, subject to the terms and conditions of this Agreement, until one (1) year after Closing, after which time no Claim may be asserted with respect to such covenants, obligations, representations or warranties. Notwithstanding the foregoing, (A) covenants and obligations of Buyer and Seller to be performed after Closing shall survive the Closing and the delivery and acceptance of the Assignment, Bill of Sale and Conveyance until such covenants and obligations are performed in accordance with their terms; (B) the Fundamental Representations and the representations and warranties contained in Sections 5.1 through 5.5 and Section 5.10 shall survive the Closing without time limits; (C) Claims pursuant to Section 14.4a(i) and 14.4b(i) shall survive the Closing without time limits; (D) Claims related to Taxes, including Claims with respect to breaches of the representations and warranties contained in

Section 3.8, shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions thereof), plus thirty (30) days; (E) Claims pursuant to Section 14.4a(iii) related to breach by Seller in respect of the special warranty of title contained in the Assignment, Bill of Sale and Conveyance delivered in connection herewith shall survive the Closing without time limits; (F) Claims pursuant to Section 14.4a(vi) and (vii) shall survive the Closing until the expiration of the applicable statute of limitations (including any extensions thereof). Each applicable time period following the Closing for which a provision survives pursuant to this Section 15.14a is referred to herein as the “Survival Period”.

b. It is understood and agreed that unless a Claim Notice is given on or prior to the expiration of the applicable Survival Period, no Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover for any Loss pursuant to Article 14; provided that there shall be no termination of any bona fide Claim for which a Claim Notice has been given pursuant to this Agreement prior to the expiration of the applicable Survival Period. Any Claim for which a Claim Notice is not delivered on or before the expiration of the applicable Survival Period shall be deemed waived.

15.15 No Third-Party Beneficiaries.

This Agreement is intended only to benefit the Parties and their respective successors and permitted assigns and shall not provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third-party beneficiary contract; provided, however, that the Persons specified as Indemnified Parties hereunder are intended beneficiaries of the indemnity provisions in Section 14.4, but any Claim by such Persons must be asserted by either Seller or Buyer, as applicable.

15.16 Limitation on Damages.

The Parties expressly waive any and all rights to consequential, indirect, remote or speculative, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement; provided, however, any such damages recovered by a third Person that is not a Seller Indemnified Party or a Buyer Indemnified Party and for which a Party has an indemnification obligation under Section 14.4 of this Agreement shall not be waived.

15.17 Severability.

It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provision of this Agreement, in whole or in part, be held by a court of competent jurisdiction to be invalid or unenforceable as a matter of Law, (a) that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, then it shall be deemed deleted; and (b) such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

15.18 Disclaimers.

THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 15.18 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND OPERATOR CONTAINED IN THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE DELIVERED AT CLOSING, OR IN ANY ASSIGNMENT OR CERTIFICATE TO BE EXECUTED PURSUANT THERETO (COLLECTIVELY, THE “SELLER WARRANTIES”), ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT FOR THE SELLER WARRANTIES, SELLER AND OPERATOR EXPRESSLY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR THE SELLER WARRANTIES, THE ASSETS AND THE OPERATOR’S ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS OR THE OPERATOR’S ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE (II) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, THE OPERATOR’S ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS OR THE OPERATOR’S ASSETS; (III) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE OPERATOR’S ASSETS; (IV) THE ABILITY OF THE ASSETS OR THE OPERATOR’S ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (V) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (VI) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS OR THE OPERATOR’S ASSETS, (VII) THE ENVIRONMENTAL CONDITION OF THE ASSETS OR THE OPERATOR’S ASSETS; (VIII) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (IX) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OPERATOR OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS OR THE OPERATOR’S ASSETS. EXCEPT FOR THE SELLER WARRANTIES, ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLER OR OPERATOR ARE PROVIDED TO BUYER AS A CONVENIENCE TO BUYER, AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK. UPON THE CLOSING, BUYER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS OR THE OPERATOR’S ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR

NORM. OTHER THAN AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR THE SELLER WARRANTIES, BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS OR THE OPERATOR’S ASSETS (TO THE EXTENT IT WAS PROVIDED ACTUAL ACCESS THERETO), AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

15.19 Waiver Of Consumer Rights.

AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

15.20 Parent Obligations.

Oasis Petroleum, Inc., a Delaware corporation (“Parent”) hereby (a) represents and warrants to Seller and Operator that the representations and warranties of Buyer contained in Section 5.10 are true and correct as of the date hereof and as of the Closing Date, and (b) unconditionally guarantees the Buyer’s obligation to make the Closing Payment to Seller and Operator in accordance with Sections 2.1 and 2.2 and to pay the full Purchase Price, as adjusted as provided for herein, to Seller and Operator.

15.21 Publicity.

Prior to the Closing Date, none of the Parties, nor any of their Affiliates, shall make any press release regarding the existence of this Agreement, the contents hereof, or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not restrict disclosures by any Party or their Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (b) to Governmental Entities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the Transactions, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SELLER

RODA DRILLING, LP

By:	RoDa, LLC, its general partner

By:	/s/ Lewis B. Greenblatt
Name:	Lewis B. Greenblatt
Title:	Secretary

ZENECO, INC.

By:	/s/ Robert M. Zinke
Robert M. Zinke
President

OPERATOR

ZENERGY, INC.

By:	/s/ Robert M. Zinke
Robert M. Zinke
President

[Signature Page to Purchase and Sale Agreement]

BUYER

OASIS PETROLEUM NORTH AMERICA LLC

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

FOR PURPOSES OF SECTION 15.20 ONLY:

PARENT

OASIS PETROLEUM INC.

By:	/s/ Michael H. Lou
Name:	Michael H. Lou
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]